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Exhibit 99.1

ITEM 6.    SELECTED FINANCIAL DATA

        The following sets forth selected financial data for the Company on a historical basis. The following data should be read in conjunction with the consolidated financial statements (and the notes thereto) of the Company and "Management's Discussion and Analysis of Financial Condition and Results of Operations," each included elsewhere in this Exhibit 99.1. All amounts are in thousands except per share data.

	Years Ended December 31,
	2010	2009	2008	2007	2006
OPERATING DATA:
Revenues:
Minimum rents(1)	$420,355	$472,244	$524,958	$465,871	$429,343
Percentage rents	18,404	16,631	19,048	25,917	23,817
Tenant recoveries	242,633	243,890	261,162	241,976	224,340
Management Companies	42,895	40,757	40,716	39,752	31,456
Other	30,778	29,900	30,298	27,090	28,355

Total revenues	755,065	803,422	876,182	800,606	737,311

Shopping center and operating expenses	244,401	256,112	280,077	253,215	230,463
Management Companies' operating expenses	90,414	79,305	77,072	73,761	56,673
REIT general and administrative expenses	20,703	25,933	16,520	16,600	13,532
Depreciation and amortization	244,543	259,909	261,339	209,078	193,589
Interest expense	212,818	267,045	295,072	260,862	259,958
(Gain) loss on early extinguishment of debt(2)	(3,661)	(29,161)	(84,143)	877	1,835

Total expenses	809,218	859,143	845,937	814,393	756,050
Equity in income of unconsolidated joint ventures(3)	79,529	68,160	93,831	81,458	86,053
Co-venture expense(4)	(6,193)	(2,262)	—	—	—
Income tax benefit (provision)(5)	9,202	4,761	(1,126)	470	(33)
Gain (loss) on sale or write down of assets, net	497	161,937	(29,574)	12,146	(84)

Income from continuing operations	28,882	176,875	93,376	80,287	67,197

Discontinued operations:(6)
(Loss) gain on sale or write down of assets, net	(23)	(40,171)	98,288	(2,376)	241,816
(Loss) income from discontinued operations	(439)	2,546	3,351	28,151	31,546

Total (loss) income from discontinued operations	(462)	(37,625)	101,639	25,775	273,362

Net income	28,420	139,250	195,015	106,062	340,559
Less net income attributable to noncontrolling interests	3,230	18,508	28,966	29,827	96,010

Net income attributable to the Company	25,190	120,742	166,049	76,235	244,549
Less preferred dividends	—	—	4,124	10,058	10,083
Less adjustment to redemption value of redeemable noncontrolling interests	—	—	—	2,046	17,062

Net income available to common stockholders	$25,190	$120,742	$161,925	$64,131	$217,404

Earnings per common share ("EPS") attributable to
the Company—basic:
Income from continuing operations	$0.19	$1.85	$1.00	$0.79	$0.64
Discontinued operations	—	(0.40)	1.17	0.09	2.41

Net income available to common stockholders	$0.19	$1.45	$2.17	$0.88	$3.05

EPS attributable to the Company—diluted:(7)(8)
Income from continuing operations	$0.19	$1.85	$1.00	$0.79	$0.72
Discontinued operations	—	(0.40)	1.17	0.09	2.31

Net income available to common stockholders	$0.19	$1.45	$2.17	$0.88	$3.03

	As of December 31,
	2010	2009	2008	2007	2006
BALANCE SHEET DATA:
Investment in real estate (before accumulated depreciation)	$6,908,507	$6,697,259	$7,355,703	$7,078,802	$6,356,156
Total assets	$7,645,010	$7,252,471	$8,090,435	$7,937,097	$7,373,676
Total mortgage and notes payable	$3,892,070	$4,531,634	$5,940,418	$5,703,180	$4,993,879
Redeemable noncontrolling interests(9)	$11,366	$20,591	$23,327	$322,619	$322,710
Series A preferred Stock(10)	$—	$—	$—	$83,495	$98,934
Equity(11)	$3,187,996	$2,128,466	$1,641,884	$1,434,701	$1,653,578
OTHER DATA:
Funds from operations ("FFO")—diluted(12)	$351,308	$344,108	$461,515	$396,556	$383,122
Cash flows provided by (used in):
Operating activities	$200,435	$120,890	$251,947	$326,070	$211,850
Investing activities	$(142,172)	$302,356	$(558,956)	$(865,283)	$(126,736)
Financing activities	$294,127	$(396,520)	$288,265	$355,051	$29,208
Number of Centers at year end	84	86	92	94	91
Regional Mall portfolio occupancy(13)	93.1%	91.3%	92.3%	93.1%	93.4%
Regional Mall portfolio sales per square foot(14)	$433	$407	$441	$467	$452
Weighted average number of shares outstanding—EPS basic	120,346	81,226	74,319	71,768	70,826
Weighted average number of shares outstanding—EPS diluted(8)(9)	120,346	81,226	86,794	84,760	88,058
Cash distribution declared per common share	$2.10	$2.60	$3.20	$2.93	$2.75

(1)
Included in minimum rents is amortization of above and below-market leases of $7.4 million, $9.5 million, $25.0 million, $10.3 million and $11.8 million for the years ended December 31, 2010, 2009, 2008, 2007 and 2006, respectively.

(2)
The Company repurchased $18.5 million, $89.1 million and $222.8 million of its Senior Notes during the years ended December 31, 2010, 2009 and 2008, respectively, that resulted in (loss) gain of ($0.5) million, $29.8 million and $84.1 million on the early extinguishment of debt for the years ended December 31, 2010, 2009 and 2008, respectively. The loss on early extinguishment of debt for the year ended December 31, 2010 was offset by a gain of $4.2 million on the early extinguishment of the mortgage notes payable. The gain on early extinguishment of debt for the year ended December 31, 2009 was offset in part by a loss of $0.6 million on the early extinguishment of the term loan.

(3)
On July 30, 2009, the Company sold a 49% ownership interest in Queens Center to a third party for approximately $152.7 million, resulting in a gain on sale of assets of $154.2 million. The Company used the proceeds from the sale of the ownership interest in the property to pay down the term loan and for general corporate purposes. As of the date of the sale, the Company has accounted for the operations of Queens Center under the equity method of accounting.

On September 3, 2009, the Company formed a joint venture with a third party, whereby the Company sold a 75% interest in FlatIron Crossing and received approximately $123.8 million in cash proceeds for the overall transaction. The Company used the proceeds from the sale of the ownership interest in the property to pay down the term loan and for general corporate purposes. As part of this transaction, the Company issued three warrants for an aggregate of approximately 1.3 million shares of common stock of the Company. (See Note 15—Stockholders' Equity in the Company's Notes to the Consolidated Financial Statements). As of the date of the sale, the Company has accounted for the operations of FlatIron Crossing under the equity method of accounting.

(4)
On September 30, 2009, the Company formed a joint venture with a third party, whereby the third party acquired a 49.9% interest in Freehold Raceway Mall and Chandler Fashion Center. The Company received approximately $174.6 million in cash proceeds for the overall transaction. The Company used the proceeds from this transaction to pay down the Company's line of credit and for general corporate purposes. As part of this transaction, the Company issued a warrant for an aggregate of approximately 0.9 million shares of common stock of the Company. (See Note 15—Stockholders' Equity in the Notes to the Company's Consolidated Financial Statements). The transaction was accounted for as a profit-sharing arrangement, and accordingly the assets, liabilities and operations of the properties remain on the books of the Company and a co-venture obligation was established for the amount of $168.2 million representing the net cash proceeds received from the third party less costs allocated to the warrant.

(5)
The Company's taxable REIT subsidiaries are subject to corporate level income taxes (See Note 22—Income Taxes in the Company's Notes to the Consolidated Financial Statements).

(6)
Discontinued operations include the following:

On June 9, 2006, the Company sold Scottsdale 101 and the results for the period January 1, 2006 to June 9, 2006 have been classified as discontinued operations. The sale of Scottsdale 101 resulted in a gain on sale of asset of $62.7 million.

The Company sold Park Lane Mall on July 13, 2006 and the results for the period January 1, 2006 to July 13, 2006 have been classified as discontinued operations. The sale of Park Lane Mall resulted in a gain on sale of asset of $5.9 million.

The Company sold Greeley Mall and Holiday Village Mall in a combined sale on July 27, 2006, and the results for the period January 1, 2006 to July 27, 2006 have been classified as discontinued operations. The sale of these properties resulted in a gain on sale of assets of $28.7 million.

The Company sold Great Falls Marketplace on August 11, 2006 and the results for the period January 1, 2006 to August 11, 2006 have been classified as discontinued operations. The sale of Great Falls Marketplace resulted in a gain on sale of asset of $11.8 million.

The Company sold Citadel Mall, Crossroads Mall and Northwest Arkansas Mall in a combined sale on December 29, 2006, and the results for the period January 1, 2006 to December 29, 2006 have been classified as discontinued operations. The sale of these properties resulted in a gain on sale of assets of $132.7 million.

In addition, the Company recorded an additional loss of $2.4 million in 2007 related to the sale of properties in 2006.

On January 1, 2008, MACWH, LP, a subsidiary of the Operating Partnership, at the election of the holders, redeemed the 3.4 million participating convertible preferred units ("PCPUs") in exchange for the 16.32% noncontrolling interest in the Non-Rochester Properties, in exchange for the Company's ownership interest in the Rochester Properties. As a result of the Rochester Redemption, the Company recognized a gain of $99.1 million on the exchange (See Note 16—Discontinued Operations—Rochester Redemption in the Company's Notes to the Consolidated Financial Statements).

The Company sold the fee simple and/or ground leasehold interests in three former Mervyn's stores to Pacific Premier Retail Trust, one of its joint ventures, on December 19, 2008, and the results for the period of January 1, 2008 to December 19, 2008 and for the year ended December 31, 2007 have been classified as discontinued operations. The sale of these interests resulted in a gain on sale of assets of $1.5 million.

In June 2009, the Company recorded an impairment charge of $26.0 million related to the fee and/or ground leasehold interests in five former Mervyn's stores due to the anticipated loss on the sale of these properties in July 2009. The Company subsequently sold the properties in July 2009 for $52.7 million in total proceeds, resulting in an additional $0.5 million loss related to transaction costs. The Company used the proceeds from the sales to pay down the Company's term loan and for general corporate purposes.

In June 2009, the Company recorded an impairment charge of $1.0 million related to the anticipated loss on the sale of Village Center, a 170,801 square foot urban village property, in July 2009. The Company subsequently sold the property on July 14, 2009 for $11.9 million in total proceeds, resulting in a gain of $0.1 million related to a change in estimate in transaction costs. The Company used the proceeds from the sale to pay down the term loan and for general corporate purposes.

On September 29, 2009, the Company sold a leasehold interest in a former Mervyn's store for $4.5 million, resulting in a gain on sale of $4.1 million. The Company used the proceeds from the sale to pay down the Company's line of credit and for general corporate purposes.

During the fourth quarter of 2009, the Company sold five non-core community centers for $71.3 million, resulting in an aggregate loss on sales of $16.9 million. The Company used the proceeds from these sales to pay down the Company's line of credit and for general corporate purposes.

The Company has classified the results of operations and gain or loss on sale for all of the above dispositions during the year ended December 31, 2009 as discontinued operations for the years ended December 31, 2010, 2009, 2008, 2007 and 2006.

  In addition, the Company has reclassified the results of operations for the disposition of six former Mervyn's stores during the six months ended June 30, 2011 as discontinued operations for the years ended December 31, 2010, 2009, 2008 and 2007.

  Total revenues and income from discontinued operations were:

	Years Ended December 31,
(Dollars in millions)	2010	2009	2008	2007	2006
Revenues:
Scottsdale/101	$—	$—	$—	$0.1	$4.7
Park Lane Mall	—	—	—	—	1.5
Holiday Village	—	—	0.3	0.2	2.9
Greeley Mall	—	—	—	—	4.3
Great Falls Marketplace	—	—	—	—	1.8
Citadel Mall	—	—	—	—	15.7
Northwest Arkansas Mall	—	—	—	—	12.9
Crossroads Mall	—	—	—	—	11.5
Mervyn's	3.5	5.2	16.5	0.7	—
Rochester Properties	—	—	—	83.1	80.0
Village Center	—	0.9	2.0	2.1	1.9
Village Plaza	—	1.8	2.1	2.1	2.1
Village Crossroads	—	2.1	2.6	2.7	2.2
Village Square I	—	0.6	0.7	0.7	0.7
Village Square II	—	1.3	1.9	1.9	1.8
Village Fair North	—	3.3	3.6	3.7	3.5

Total	$3.5	$15.2	$29.7	$97.3	$147.5

(Loss) income from operations:
Scottsdale/101	$—	$—	$—	$—	$0.8
Park Lane Mall	—	—	—	—	—
Holiday Village	—	—	0.3	0.2	1.2
Greeley Mall	—	—	—	(0.1)	0.6
Great Falls Marketplace	—	—	—	—	1.1
Citadel Mall	—	—	—	(0.1)	2.5
Northwest Arkansas Mall	—	—	—	—	3.4
Crossroads Mall	—	—	—	—	2.3
Mervyn's	(0.3)	(2.0)	(2.9)	0.4	—
Rochester Properties	—	—	—	21.9	14.5
Village Center	—	0.4	0.6	0.6	0.6
Village Plaza	(0.1)	0.8	1.3	1.1	1.1
Village Crossroads	—	1.1	1.4	1.5	1.1
Village Square I	—	0.2	0.3	0.4	0.4
Village Square II	—	0.4	0.8	0.9	0.9
Village Fair North	—	1.6	1.6	1.4	1.0

Total	$(0.4)	$2.5	$3.4	$28.2	$31.5

(7)
Assumes the conversion of Operating Partnership units to the extent they are dilutive to the EPS computation. It also assumes the conversion of MACWH, LP common and preferred units to the extent that they are dilutive to the EPS computation.

(8)
Includes the dilutive effect, if any, of share and unit-based compensation plans and Senior Notes calculated using the treasury stock method and the dilutive effect, if any, of all other dilutive securities calculated using the "if converted" method.

(9)
Redeemable noncontrolling interests include the PCPUs and other redeemable equity interests not included within equity.

(10)
The holder of the Series A Preferred Stock converted approximately 0.6 million, 0.7 million, 1.3 million and 1.0 million shares to common shares on October 18, 2007, May 6, 2008, May 8, 2008 and September 17, 2008, respectively. As of December 31, 2008, there was no Series A Preferred Stock outstanding.

(11)
Equity includes the noncontrolling interests in the Operating Partnership, nonredeemable noncontrolling interests in consolidated joint ventures and common and non-participating preferred units of MACWH, L.P.

(12)
The Company uses FFO in addition to net income to report its operating and financial results and considers FFO and FFO—diluted as supplemental measures for the real estate industry and a supplement to Generally Accepted Accounting Principles ("GAAP") measures. The National Association of Real Estate Investment Trusts ("NAREIT") defines FFO as net income (loss) computed in accordance with GAAP, excluding gains (or losses) from extraordinary items and sales of depreciated operating properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. The Company also adjusts FFO for the noncontrolling interest due to redemption value on the Rochester Properties (See Note 16—Discontinued Operations in the Company's Notes to the Consolidated Financial Statements.)

FFO and FFO on a diluted basis are useful to investors in comparing operating and financial results between periods. This is especially true since FFO excludes real estate depreciation and amortization as the Company believes real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. In addition, consistent with the key objective of FFO as a measure of operating performance, the adjustment of FFO for the noncontrolling interest in redemption value provides a more meaningful measure of the Company's operating performance between periods without reference to the non-cash charge related to the adjustment in noncontrolling interest due to redemption value. The Company believes that such a presentation also provides investors with a more meaningful measure of its operating results in comparison to the operating results of other REITS. Further, FFO on a diluted basis is one of the measures investors find most useful in measuring the dilutive impact of outstanding convertible securities.

FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income as defined by GAAP and is not indicative of cash available to fund all cash flow needs. The Company also cautions that FFO as presented may not be comparable to similarly titled measures reported by other real estate investment trusts.

Management compensates for the limitations of FFO by providing investors with financial statements prepared according to GAAP, along with this detailed discussion of FFO and a reconciliation of FFO and FFO—diluted to net income available to common stockholders. Management believes that to further understand the Company's performance, FFO should be compared with the Company's reported net income and considered in addition to cash flows in accordance with GAAP, as presented in the Company's Consolidated Financial Statements. For disclosure of net income, the most directly comparable GAAP financial measure, for the periods presented and a reconciliation of FFO and FFO—diluted to net income, see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations—Funds from Operations."

The computation of FFO—diluted includes the effect of share and unit-based compensation plans and convertible senior notes calculated using the treasury stock method. It also assumes the conversion of MACWH, LP common and preferred units and all other securities to the extent that they are dilutive to the FFO computation. On February 25, 1998, the Company sold $100 million of its Series A Preferred Stock. The Preferred Stock was convertible on a one-for-one basis for common stock. The Series A Preferred Stock then outstanding was dilutive to FFO for all periods presented and was dilutive to net income in 2006.

(13)
Year ended 2010 occupancy excludes Valley View Center.

(14)
Sales are based on reports by retailers leasing Mall Stores and Freestanding Stores for the trailing 12 months for tenants which have occupied such stores for a minimum of 12 months. Sales per square foot are based on tenants 10,000 square feet and under for Regional Malls. Year ended 2007 sales per square foot were $467 after giving effect to the Rochester Redemption and including The Shops at North Bridge. Valley View Center is excluded from year ended 2010 sales per square foot.

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management's Overview and Summary

        The Company is involved in the acquisition, ownership, development, redevelopment, management and leasing of regional and community shopping centers located throughout the United States. The Company is the sole general partner of, and owns a majority of the ownership interests in, the Operating Partnership. As of December 31, 2010, the Operating Partnership owned or had an ownership interest in 71 regional shopping centers and 13 community shopping centers totaling approximately 73 million square feet of GLA. These 84 regional and community shopping centers are referred to hereinafter as the "Centers," unless the context otherwise requires. The Company is a self-administered and self-managed REIT and conducts all of its operations through the Operating Partnership and the Management Companies.

        The following discussion is based primarily on the consolidated financial statements of the Company for the years ended December 31, 2010, 2009 and 2008. It compares the results of operations and cash flows for the year ended December 31, 2010 to the results of operations and cash flows for the year ended December 31, 2009. Also included is a comparison of the results of operations and cash flows for the year ended December 31, 2009 to the results of operations and cash flows for the year ended December 31, 2008. This information should be read in conjunction with the accompanying consolidated financial statements and notes thereto.

  Acquisitions and Dispositions:

        The financial statements reflect the following acquisitions, dispositions and changes in ownership subsequent to the occurrence of each transaction.

        On January 1, 2008, a subsidiary of the Operating Partnership, at the election of the holders, redeemed its 3.4 million Class A participating convertible preferred units ("PCPUs"). As a result of the redemption, the Company received the 16.32% noncontrolling interest in the portion of the Wilmorite portfolio acquired on April 25, 2005 that included Danbury Fair Mall, Freehold Raceway Mall, Great Northern Mall, Rotterdam Square, Shoppingtown Mall, Towne Mall, Tysons Corner Center and Wilton Mall, collectively, referred to as the "Non-Rochester Properties," for total consideration of $224.4 million, in exchange for the Company's ownership interest in the portion of the Wilmorite portfolio that consisted of Eastview Mall, Eastview Commons, Greece Ridge Center, Marketplace Mall and Pittsford Plaza, collectively referred to as the "Rochester Properties." Included in the redemption consideration was the assumption of the remaining 16.32% noncontrolling interest in the indebtedness of the Non-Rochester Properties, which had an estimated fair value of $106.0 million. In addition, the Company also received additional consideration of $11.8 million, in the form of a note, for certain working capital adjustments, extraordinary capital expenditures, leasing commissions, tenant allowances, and decreases in indebtedness during the Company's period of ownership of the Rochester Properties. The Company recognized a gain of $99.1 million on the exchange. This exchange is referred to herein as the "Rochester Redemption."

        On January 10, 2008, the Company, in a 50/50 joint venture, acquired The Shops at North Bridge, a 679,073 square foot urban shopping center in Chicago, Illinois, for a total purchase price of $515.0 million. The Company's share of the purchase price was funded by the assumption of a pro rata share of the $205.0 million fixed rate mortgage on the Center and by borrowings under the Company's line of credit.

        On January 31, 2008, the Company purchased a ground leasehold interest in a freestanding Mervyn's store located in Hayward, California. The purchase price of $13.2 million was funded by cash and borrowings under the Company's line of credit.

        On February 29, 2008, the Company purchased a fee simple interest in a freestanding Mervyn's store located in Monrovia, California. The purchase price of $19.3 million was funded by cash and borrowings under the Company's line of credit.

        On May 20, 2008, the Company purchased a fee simple interest in a 161,350 square foot Boscov's department store at Deptford Mall in Deptford, New Jersey. The total purchase price of $23.5 million was funded by the assumption of the existing $15.2 million mortgage note on the property and by borrowings under the Company's line of credit. This transaction is referred to herein as the "2008 Acquisition Property."

        On June 11, 2008, the Company became a 50% owner in a joint venture that acquired One Scottsdale, which plans to develop a mixed-use property in Scottsdale, Arizona. The Company's share of the purchase price was $52.5 million, which was funded by borrowings under the Company's line of credit.

        On December 19, 2008, the Company sold a fee and/or ground leasehold interest in three freestanding Mervyn's department stores to Pacific Premier Retail Trust, one of the Company's joint ventures, for $43.4 million, resulting in a gain on sale of assets of $1.5 million. The proceeds were used to pay down the Company's line of credit.

        In June 2009, the Company recorded an impairment charge of $1.0 million related to the anticipated loss on the sale of Village Center, a 170,801 square foot urban village property, in July 2009. The Company subsequently sold the property on July 14, 2009 for $11.9 million in total proceeds, resulting in a gain of $0.1 million related to a change in estimate in transaction costs. The Company used the proceeds from the sale to pay down the term loan and for general corporate purposes.

        On July 30, 2009, the Company sold a 49% ownership interest in Queens Center to a third party for approximately $152.7 million, resulting in a gain on sale of assets of $154.2 million. The Company used the proceeds from the sale of the ownership interest in the property to pay down the Company's term loan and for general corporate purposes. As of the date of the sale, the Company has accounted for the operations of Queens Center under the equity method of accounting.

        On September 3, 2009, the Company formed a joint venture with a third party whereby the Company sold a 75% interest in FlatIron Crossing. As part of this transaction, the Company issued three warrants for an aggregate of 1,250,000 shares of common stock of the Company (See Note 15—Stockholders' Equity in the Notes to Company's Consolidated Financial Statements.) The Company received $123.8 million in cash proceeds for the overall transaction, of which $8.1 million was attributed to the warrants. The proceeds attributable to the interest sold exceeded the Company's carrying value in the interest sold by $28.7 million. However, due to certain contractual rights afforded to the buyer of the interest in FlatIron Crossing, the Company has only recognized a gain on sale of $2.5 million. The Company used the proceeds from the sale of the ownership interest to pay down the term loan and for general corporate purposes. As of the date of the sale, the Company has accounted for the operations of FlatIron Crossing under the equity method of accounting.

        Queens Center and FlatIron Crossing are referred to herein as the "Joint Venture Centers."

        During the fourth quarter of 2009, the Company sold five non-core community centers for $71.3 million, resulting in aggregate loss on sales of $16.9 million. The Company used the proceeds from these sales to pay down the Company's line of credit and for general corporate purposes.

  Mervyn's:

        In December 2007, the Company purchased a portfolio of ground leasehold interest and/or fee interests in 39 freestanding Mervyn's stores located in the Southwest United States. In January 2008, the Company purchased a ground leasehold interest in a freestanding Mervyn's store located in

Hayward, California and in February 2008, the Company purchased a fee simple interest in a freestanding Mervyn's store located in Monrovia, California.

        In July 2008, Mervyn's filed for bankruptcy protection and announced in October 2008 its plans to liquidate all merchandise, auction its store leases and wind down its business. The Company had 45 former Mervyn's stores in its portfolio. The Company owned the ground leasehold and/or fee simple interest in 44 of those stores and the remaining store was owned by a third party but is located at one of the Centers.

        In September 2008, the Company recorded a write-down of $5.2 million due to the anticipated rejection of six of the Company's leases by Mervyn's. In addition, the Company terminated its former plan to sell the 29 Mervyn's stores located at shopping centers not owned or managed by the Company. (See Note 16—Discontinued Operations in the Company's Notes to the Consolidated Financial Statements). The Company's decision was based on then current conditions in the credit market and the assumption that a better return could be obtained by holding and operating the assets. As a result of the change in plans to sell, the Company recorded a loss of $5.3 million for the year ended December 31, 2008 in order to adjust the carrying value of these assets for depreciation expense that otherwise would have been recognized had these assets been continuously classified as held and used.

        In December 2008, Kohl's and Forever 21 assumed a total of 23 of the Mervyn's leases and the remaining 22 leases were rejected by Mervyn's under the bankruptcy laws. As a result, the Company wrote off the unamortized intangible assets and liabilities related to the rejected and unassumed leases in December 2008. In the year ended December 31, 2008, the Company wrote off $27.7 million of unamortized intangible assets related to in place lease values, leasing commissions and legal costs to depreciation and amortization. Also in the year ended December 31, 2008, unamortized intangible assets of $14.9 million relating to above market leases and unamortized intangible liabilities of $24.5 million relating to below market leases were written off to minimum rents.

        On December 19, 2008, the Company sold a fee and/or ground leasehold interest in three former Mervyn's stores to Pacific Premier Retail Trust, one of its joint ventures, for $43.4 million, resulting in a gain on sale of assets of $1.5 million. The Company's pro rata share of the proceeds was used to pay down the Company's line of credit.

        In June 2009, the Company recorded an impairment charge of $26.0 million, as it relates to the fee and/or ground leasehold interests in five former Mervyn's stores due to the anticipated loss on the sale of these properties in July 2009. The Company subsequently sold the properties in July 2009 for $52.7 million in total proceeds, resulting in an additional $0.5 million loss related to transaction costs. The Company used the proceeds from the sales to pay down the Company's term loan and for general corporate purposes.

        On September 29, 2009, the Company sold a leasehold interest in a former Mervyn's store for $4.5 million, resulting in a gain on sale of $4.1 million. The Company used the proceeds from the sale to pay down the Company's line of credit and for general corporate purposes.

        The Mervyn's stores acquired in 2007 and 2008 are referred to herein as the "Mervyn's Properties."

        As of December 31, 2010, 11 former Mervyn's stores in the Company's portfolio remain vacant. The Company is currently seeking replacement tenants for these spaces.

  Other Transactions and Events:

        On September 30, 2009, the Company formed a joint venture with a third party, whereby the third party acquired a 49.9% interest in Freehold Raceway Mall and Chandler Fashion Center. The Company received approximately $174.6 million in cash proceeds for the overall transaction. The

Company used the proceeds from this transaction to pay down the Company's line of credit and for general corporate purposes. As part of this transaction, the Company issued a warrant for an aggregate of 935,358 shares of common stock of the Company. (See Note 15—Stockholders' Equity in the Company's Notes to Consolidated Financial Statements). The transaction has been accounted for as a profit-sharing arrangement, and accordingly the assets, liabilities and operations of the properties remain on the books of the Company and a co-venture obligation has been established for the amount of $168.2 million representing the net cash proceeds received from the third party less costs allocated to the warrant.

        On July 15, 2010, the Receiver assumed operational control of Valley View Center and responsibility for managing all aspects of the property. The Company anticipates the disposition of the asset, which is under the control of the Receiver, will be executed through foreclosure, deed in lieu of foreclosure, or by some other means, and will be completed within the next twelve months. Although the Company is no longer funding any cash shortfall, it will continue to record the operations of Valley View Center until the title for the Center is transferred and its obligation for the loan is discharged. Once title to the Center is transferred, the Company will remove the net assets and liabilities from the Company's consolidated balance sheets. The mortgage note payable on Valley View Center is non-recourse to the Company.

  Redevelopment and Development Activity:

        Northgate Mall, the Company's 715,781 square foot regional mall in Marin County, California, opened the first phase of its redevelopment on November 12, 2009. The remainder of the project was completed in May 2010. The Company incurred approximately $79.0 million of redevelopment costs for the Center.

        Santa Monica Place in Santa Monica, California, which includes anchors Bloomingdale's and Nordstrom, opened in August 2010. The Company incurred approximately $265.0 million of redevelopment costs for the Center.

        At Pacific View Mall in Ventura, California, the Company has added BevMo!, Staples and Massage Envy which join Sephora, Trader Joe's and H&M. BevMo!, Massage Envy and Trader Joe's are scheduled to open in the second quarter of 2011 followed by Staples in the third quarter 2011. The Company began this recycling of retail space on the property's north end in September 2010.

        On February 5, 2011, a 79,000 square foot Forever 21 opened as part of the Company's phased anchor recycling at Danbury Fair, a 1,261,150 square foot regional shopping center in Fairfield County, Connecticut. Forever 21 joins Dick's Sporting Goods, which opened in November 2010.

  Inflation:

        In the last three years, inflation has not had a significant impact on the Company because of a relatively low inflation rate. Most of the leases at the Centers have rent adjustments periodically throughout the lease term. These rent increases are either in fixed increments or based on using an annual multiple of increases in the Consumer Price Index ("CPI"). In addition, about 6%-13% of the leases expire each year, which enables the Company to replace existing leases with new leases at higher base rents if the rents of the existing leases are below the then existing market rate. Additionally, historically the majority of the leases required the tenants to pay their pro rata share of operating expenses. In January 2005, the Company began entering into leases that require tenants to pay a stated amount for operating expenses, generally excluding property taxes, regardless of the expenses actually incurred at any Center. This change shifts the burden of cost control to the Company.

  Seasonality:

        The shopping center industry is seasonal in nature, particularly in the fourth quarter during the holiday season when retailer occupancy and retail sales are typically at their highest levels. In addition, shopping malls achieve a substantial portion of their specialty (temporary retailer) rents during the holiday season and the majority of percentage rent is recognized in the fourth quarter. As a result of the above, earnings are generally higher in the fourth quarter.

Critical Accounting Policies

        The preparation of financial statements in conformity with generally accepted accounting principles ("GAAP") in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Some of these estimates and assumptions include judgments on revenue recognition, estimates for common area maintenance and real estate tax accruals, provisions for uncollectible accounts, impairment of long-lived assets, the allocation of purchase price between tangible and intangible assets, and estimates for environmental matters. The Company's significant accounting policies are described in more detail in Note 2—Summary of Significant Accounting Policies in the Company's Notes to the Consolidated Financial Statements. However, the following policies are deemed to be critical.

  Revenue Recognition:

        Minimum rental revenues are recognized on a straight-line basis over the term of the related lease. The difference between the amount of rent due in a year and the amount recorded as rental income is referred to as the "straight line rent adjustment." Currently, 59% of the Mall Store and Freestanding Store leases contain provisions for CPI rent increases periodically throughout the term of the lease. The Company believes that using an annual multiple of CPI increases, rather than fixed contractual rent increases, results in revenue recognition that more closely matches the cash revenue from each lease and will provide more consistent rent growth throughout the term of the leases. Percentage rents are recognized when the tenants' specified sales targets have been met. Estimated recoveries from certain tenants for their pro rata share of real estate taxes, insurance and other shopping center operating expenses are recognized as revenues in the period the applicable expenses are incurred. Other tenants pay a fixed rate and these tenant recoveries' revenues are recognized on a straight-line basis over the term of the related leases.

  Property:

        The Company capitalizes costs incurred in redevelopment and development of properties. The costs of land and buildings under development include specifically identifiable costs. The capitalized costs include pre-construction costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes, salaries and related costs and other costs incurred during the period of development. Capitalized costs are allocated to the specific components of a project that are benefited. The Company considers a construction project as completed and held available for occupancy and ceases capitalization of costs when the areas under development have been substantially completed.

        Maintenance and repair expenses are charged to operations as incurred. Costs for major replacements and betterments, which includes HVAC equipment, roofs, parking lots, etc., are capitalized and depreciated over their estimated useful lives. Gains and losses are recognized upon disposal or retirement of the related assets and are reflected in earnings.

        Property is recorded at cost and is depreciated using a straight-line method over the estimated useful lives of the assets as follows:

Buildings and improvements	5 - 40 years
Tenant improvements	5 - 7 years
Equipment and furnishings	5 - 7 years

  Accounting for Acquisitions:

        The Company first determines the value of land and buildings utilizing an "as if vacant" methodology. The Company then assigns a fair value to any debt assumed at acquisition. The balance of the purchase price is allocated to tenant improvements and identifiable intangible assets or liabilities. Tenant improvements represent the tangible assets associated with the existing leases valued on a fair value basis at the acquisition date prorated over the remaining lease terms. The tenant improvements are classified as an asset under property and are depreciated over the remaining lease terms. Identifiable intangible assets and liabilities relate to the value of in-place operating leases which come in three forms: (i) leasing commissions and legal costs, which represent the value associated with "cost avoidance" of acquiring in-place leases, such as lease commissions paid under terms generally experienced in the Company's markets; (ii) value of in-place leases, which represents the estimated loss of revenue and of costs incurred for the period required to lease the "assumed vacant" property to the occupancy level when purchased; and (iii) above or below market value of in-place leases, which represents the difference between the contractual rents and market rents at the time of the acquisition, discounted for tenant credit risks. Leasing commissions and legal costs are recorded in deferred charges and other assets and are amortized over the remaining lease terms. The value of in-place leases are recorded in deferred charges and other assets and amortized over the remaining lease terms plus an estimate of renewal of the acquired leases. Above or below market leases are classified in deferred charges and other assets or in other accrued liabilities, depending on whether the contractual terms are above or below market, and the asset or liability is amortized to minimum rents over the remaining terms of the leases.

  Asset Impairment:

        The Company assesses whether an indicator of impairment in the value of its long-lived assets exists by considering factors such as expected future operating income, trends and prospects, as well as the effects of demand, competition and other economic factors. Such factors include the tenant's ability to perform their duties and pay rent under the terms of the leases. The Company may recognize impairment losses if the cash flows are not sufficient to cover its investment. Such a loss would be determined as the difference between the carrying value and the fair value of a center.

        The Company reviews its investments in unconsolidated joint ventures for a series of operating losses and other factors that may indicate that a decrease in the value of its investments has occurred which is other-than-temporary. The investment in each unconsolidated joint venture is evaluated periodically, and as deemed necessary, for recoverability and valuation declines that are other than temporary.

  Fair Value of Financial Instruments:

        The fair value hierarchy distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity and the reporting entity's own assumptions about market participant assumptions.

        Level 1 inputs utilize quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Level 2 inputs are inputs other than quoted prices included in

Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, which is typically based on an entity's own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

        The Company calculates the fair value of financial instruments and includes this additional information in the notes to consolidated financial statements when the fair value is different than the carrying value of those financial instruments. When the fair value reasonably approximates the carrying value, no additional disclosure is made.

  Deferred Charges:

        Costs relating to obtaining tenant leases are deferred and amortized over the initial term of the agreement using the straight-line method. As these deferred leasing costs represent productive assets incurred in connection with the Company's provision of leasing arrangements at the Centers, the related cash flows are classified as investing activities within the Company's Consolidated Statements of Cash Flows. Costs relating to financing of shopping center properties are deferred and amortized over the life of the related loan using the straight-line method, which approximates the effective interest method. In-place lease values are amortized over the remaining lease term plus an estimate of the renewal term. Leasing commissions and legal costs are amortized on a straight-line basis over the individual remaining lease years. The ranges of the terms of the agreements are as follows:

Deferred lease costs	1 - 15 years
Deferred financing costs	1 - 15 years
In-place lease values	Remaining lease term plus an estimate for renewal
Leasing commissions and legal costs	5 - 10 years

Results of Operations

        Many of the variations in the results of operations, discussed below, occurred due to the transactions described above including the 2008 Acquisition Property, the Joint Venture Centers, the Mervyn's Properties and the Redevelopment Centers as defined below. For the comparison of the year ended December 31, 2010 to the year ended December 31, 2009, the "Same Centers" include all Consolidated Centers, excluding the Mervyn's Properties, the Joint Venture Centers and the Redevelopment Centers as defined below. For the comparison of the year ended December 31, 2009 to the year ended December 31, 2008, the "Same Centers" include all Consolidated Centers, excluding the 2008 Acquisition Property, the Mervyn's Properties, the Joint Venture Centers and the Redevelopment Centers as defined below.

        For the comparison of the year ended December 31, 2010 to the year ended December 31, 2009, the "Redevelopment Centers" include Northgate Mall, Santa Monica Place and Shoppingtown Mall. For the comparison of the year ended December 31, 2009 to the year ended December 31, 2008, the "Redevelopment Centers" include The Oaks, Northgate Mall, Santa Monica Place and Shoppingtown Mall.

        One of the principal reasons for the changes in the results of operations, discussed below, from (i) the year ended December 31, 2010 compared to the year ended December 31, 2009 and (ii) the year ended December 31, 2009 compared to the year ended December 31, 2008 is because of the change in how the Company classified the Joint Venture Centers. The Joint Venture Centers were classified as Consolidated Centers until the sale of a partial ownership interest in Queens Center and FlatIron Crossing on July 30, 2009 and September 3, 2009, respectively. Therefore, the results of operations of Queens Center for the period of January 1, 2008 to July 29, 2009 and FlatIron Crossing for the period of January 1, 2008 to September 2, 2009 are included in the Company's financial statements as Consolidated Centers. Results of operations subsequent to the sale of the ownership interest in each Joint Venture Center are included in "Equity in income of unconsolidated joint ventures" (See "Acquisitions and Dispositions" in Management's Overview and Summary).

        The U.S. economy, the retail industry as well as the Company's business fundamentals improved in 2010, with the Company's mall occupancy, tenant sales and same center net operating income increasing from 2009. While recent economic data has shown signs of a positive trend, the U.S. economy is still experiencing weakness, high levels of unemployment have persisted, and rental rates and valuations for retail space have not fully recovered to pre-recession levels. If this positive trend does not continue, any further continuation of these adverse conditions could harm the Company's business, results of operations and financial condition.

Comparison of Years Ended December 31, 2010 and 2009

  Revenues:

        Minimum and percentage rents (collectively referred to as "rental revenue") decreased by $50.1 million, or 10.2%, from 2009 to 2010. The decrease in rental revenue is attributed to a decrease of $48.6 million from the Joint Venture Centers and $13.3 million from the Same Centers which was offset in part by an increase of $11.5 million from the Redevelopment Centers and $0.3 million from the Mervyn's Properties. The decrease in Same Centers rental revenue is primarily attributed to a decrease in lease termination income.

        Rental revenue includes the amortization of above and below market leases, the amortization of straight-line rents and lease termination income. The amortization of above and below market leases decreased from $9.5 million in 2009 to $7.4 million in 2010. The amortization of straight-lined rents decreased from $5.5 million in 2009 to $4.9 million in 2010. Lease termination income decreased from $16.2 million in 2009 to $4.4 million in 2010.

        Tenant recoveries decreased by $1.3 million from 2009 to 2010. The decrease in tenant recoveries of $22.5 million from the Joint Venture Centers was offset by an increase of $12.9 million from the Same Centers, $7.5 million from the Redevelopment Centers and $0.8 million from the Mervyn's Properties.

  Shopping Center and Operating Expenses:

        Shopping center and operating expenses decreased $11.7 million, or 4.6%, from 2009 to 2010. The decrease in shopping center and operating expenses is attributed to a decrease of $25.7 million from the Joint Venture Centers and $0.9 million from the Mervyn's Properties offset in part by an increase of $7.9 million from the Same Centers and $7.0 million from the Redevelopment Centers.

  Management Companies' Operating Expenses:

        Management Companies' operating expenses increased $11.1 million from 2009 to 2010 due to an increase in compensation costs in 2010 offset in part by severance costs paid in connection with the implementation of the Company's workforce reduction plan in 2009.

  REIT General and Administrative Expenses:

        REIT general and administrative expenses decreased by $5.2 million from 2009 to 2010. The decrease is primarily due to closing costs incurred in connection with the formation of the co-venture arrangement in 2009 (See "Other Transactions and Events" in Management's Overview and Summary).

  Depreciation and Amortization:

        Depreciation and amortization decreased $15.4 million from 2009 to 2010. The decrease in depreciation and amortization is primarily attributed to a decrease of $17.0 million from the Mervyn's Properties and $13.0 million from the Joint Venture Centers offset in part by an increase of $8.3 million from the Redevelopment Centers and $4.8 million from the Same Centers.

  Interest Expense:

        Interest expense decreased $54.2 million from 2009 to 2010. The decrease in interest expense is attributed to a decrease of $25.4 million from borrowing under the Company's line of credit, $20.7 million from a term loan (paid off in 2009), $20.0 million from the Joint Venture Centers, $2.4 million from the Senior Notes and $0.1 million from the Redevelopment Centers offset in part by an increase of $14.4 million from the Same Centers.

        The above interest expense items are net of capitalized interest, which increased from $21.3 million in 2009 to $25.7 million in 2010 due to an increase in redevelopment activity in 2010.

  Gain on Early Extinguishment of Debt:

        The gain on early extinguishment of debt decreased from $29.2 million in 2009 to $3.7 million in 2010. The decrease in gain is due to a decrease in repurchases of the Senior Notes in 2010. (See Liquidity and Capital Resources).

  Equity in Income of Unconsolidated Joint Ventures:

        Equity in income of unconsolidated joint ventures increased $11.4 million from 2009 to 2010. The increase in equity in income from unconsolidated joint ventures is primarily attributed to the $7.6 million write-down at certain joint ventures in 2009 and the deconsolidation of the Joint Venture Centers upon sale in 2009 (See "Acquisitions and Dispositions" in Management's Overview and Summary).

  Discontinued Operations:

        Loss from discontinued operations decreased from $37.6 million in 2009 to $0.5 million in 2010. The decrease in loss is primarily attributed to a loss of $40.2 million on the sales of six former Mervyn's stores and five non-core community centers in 2009.

  Funds From Operations:

        Primarily as a result of the factors mentioned above, FFO—diluted increased 2.1% from $344.1 million in 2009 to $351.3 million in 2010. For disclosure of net income, the most directly comparable GAAP financial measure, for the periods and a reconciliation of FFO and FFO—diluted to net income available to common stockholders, see "Funds from Operations."

  Operating Activities:

        Cash provided by operations increased from $120.9 million in 2009 to $200.4 million in 2010. The increase was primarily due to changes in assets and liabilities and the results at the Centers as discussed above and an increase of $8.4 million in distribution of income from unconsolidated joint ventures.

  Investing Activities:

        Cash from investing activities decreased from a surplus of $302.4 million in 2009 to a deficit of $142.2 million in 2010. The decrease was primarily due to the decrease in proceeds received from the sale of assets of $417.5 million in 2009, a decrease in distributions from unconsolidated joint ventures of $51.9 million, offset in part by a decrease in contributions to unconsolidated joint ventures of $33.7 million.

  Financing Activities:

        Cash from financing activities increased from a deficit of $396.5 million in 2009 to a surplus of $294.1 million in 2010. The increase was primarily attributed to the net proceeds from the stock offering of $1.2 billion in 2010 (See "Liquidity and Capital Resources") and an increase in proceeds from the mortgages, bank and other notes payable of $501.8 million offset in part by net proceeds from the stock offering in 2009 of $383.5 million, an increase in payments on mortgages, bank and other notes payable of $339.1 million, a decrease in contributions from the co-venture partner of $168.2 million and an increase in dividends and distributions of $130.3 million.

Comparison of Years Ended December 31, 2009 and 2008

  Revenues:

        Rental revenue decreased by $55.1 million, or 10.1%, from 2008 to 2009. The decrease in rental revenue is attributed to a decrease of $32.1 million from the Joint Venture Centers, $25.3 million from the Mervyn's Properties and $7.4 million from the Same Centers which is offset in part by an increase of $8.9 million from the Redevelopment Centers and $0.8 million from the 2008 Acquisition Property. The decrease in rental revenue from the Mervyn's Properties is due to the rejection of 22 leases by Mervyn's under the bankruptcy laws in 2008, offset in part by the assumption of 23 of the Mervyn's leases by Kohls and Forever 21 as well as the sale of six of the Mervyn's stores in 2009. The decrease in Same Centers rental revenue is primarily attributed to a decrease in occupancy, a decrease in amortization of above and below market leases and a decrease in percentage rents due to a decrease in retail sales.

        Rental revenue includes the amortization of above and below market leases, the amortization of straight-line rents and lease termination income. The amortization of above and below market leases decreased from $25.0 million in 2008 to $9.5 million in 2009. The amortization of straight-lined rents increased from $4.3 million in 2008 to $5.5 million in 2009. Lease termination income increased from $8.9 million in 2008 to $16.2 million in 2009. The decrease in the amortization of above and below market leases is primarily due to the early termination of Mervyn's leases in 2008 (See "Management's Overview and Summary—Mervyn's").

        Tenant recoveries decreased $17.3 million, or 6.6%, from 2008 to 2009. The decrease in tenant recoveries is attributed to a decrease of $12.7 million from the Joint Venture Centers, $4.3 million from the Same Centers and $3.2 million from the Mervyn's Properties offset in part by an increase of $2.7 million from the Redevelopment Centers and $0.2 million from the 2008 Acquisition Property. The decrease in Same Centers is due to a decrease in recoverable operating expenses, utilities and property taxes.

  Shopping Center and Operating Expenses:

        Shopping center and operating expenses decreased $24.0 million, or 8.6%, from 2008 to 2009. The decrease in shopping center and operating expenses is attributed to a decrease of $15.1 million from the Joint Venture Centers, $10.1 million from the Same Centers and $0.6 million from the Mervyn's Properties offset in part by an increase of $1.5 million from the Redevelopment Centers and $0.3 million from the 2008 Acquisition Property. The decrease in Same Centers is due to a decrease in recoverable operating expenses, utilities and property taxes.

  Management Companies' Operating Expenses:

        Management Companies' operating expenses increased $2.2 million from 2008 to 2009 due to severance costs paid in connection with the implementation of the Company's workforce reduction plan in 2009.

  REIT General and Administrative Expenses:

        REIT general and administrative expenses increased by $9.4 million from 2008 to 2009. The increase is primarily due to $7.3 million in transaction and other related costs relating to the Chandler Fashion Center and Freehold Raceway Mall transaction (See "Management Overview and Summary—Other Transactions and Events") and $1.5 million in other compensation costs incurred in 2009.

  Depreciation and Amortization:

        Depreciation and amortization decreased $1.4 million from 2008 to 2009. The decrease in depreciation and amortization is primarily attributed to a decrease of $8.5 million from the Joint Venture Centers and $4.9 million from the Mervyn's Properties offset in part by an increase of $4.6 million from the Same Centers, $2.9 million from the Redevelopment Centers and $0.3 million from the 2008 Acquisition Property. Included in the decrease of depreciation and amortization of Mervyn's Properties is the write-off of intangible assets as a result of the early termination of Mervyn's leases in 2008 (See "Management's Overview and Summary—Mervyn's").

  Interest Expense:

        Interest expense decreased $28.0 million from 2008 to 2009. The decrease in interest expense was primarily attributed to a decrease of $12.1 million from the Senior Notes, $10.9 million from the Joint Venture Centers, $10.8 million from borrowings under the Company's line of credit and $9.0 million from the term loan offset in part by an increase of $8.5 million from the Redevelopment Centers, $5.7 million from the Same Centers and $0.6 million from the 2008 Acquisition Property.

        The decrease in interest expense on the Senior Notes is due to a reduction of weighted average outstanding principal balance from 2008 to 2009. The decrease in interest expense on the Company's line of credit was due to a decrease in average outstanding borrowings during 2009, due in part, to the proceeds from sale of the 2009 joint venture transactions (See "Management's Overview and Summary—Acquisitions and Dispositions") and the equity offering in 2009. (See "Liquidity and Capital Resources").

        The above interest expense items are net of capitalized interest, which decreased from $33.3 million in 2008 to $21.3 million in 2009 due to a decrease in redevelopment activity in 2009 and a reduction in the cost of borrowing.

  Gain on Early Extinguishment of Debt:

        Gain on early extinguishment of debt decreased from $84.1 million in 2008 to $29.2 million in 2009. The reduction in gain reflects a decrease in the amount of Senior Notes repurchased in 2009 compared to 2008. (See "Liquidity and Capital Resources").

  Equity in Income of Unconsolidated Joint Ventures:

        Equity in income of unconsolidated joint ventures decreased $25.7 million from 2008 to 2009. The decrease in equity in income from joint ventures is primarily attributed to $9.1 million of termination fee income received in 2008 and $7.6 million related to a write-down of assets at certain joint venture Centers in 2009.

  Gain (loss) on Sale or Write-down of Assets:

        The gain (loss) on sale or write-down of assets increased from a loss of $29.6 million in 2008 to a gain of $161.9 million in 2009. The gain is primarily attributed to the gain of $156.7 million related to the sale of ownership interests in the Joint Venture Centers (See "Management's Overview and Summary—Acquisitions and Dispositions"), the impairment charge of $19.2 million in 2008 to reduce the carrying value of land held for development and a $5.3 million adjustment in 2008 to reduce the carrying value of Mervyn's stores that the Company had previously classified as held for sale (See "Management's Overview and Summary—Mervyn's").

  Discontinued Operations:

        The Company recorded a loss from discontinued operations of $37.6 million in 2009 compared to income of $101.6 million in 2008. The reduction in income is primarily attributed to the $99.1 million gain from the Rochester Redemption in 2008 (See "Management's Overview and Summary—Acquisitions and Dispositions") and the loss on sale or write-down of assets of $40.2 million in 2009.

  Net Income Attributable to Noncontrolling Interests:

        Net income attributable to noncontrolling interests decreased from $29.0 million in 2008 to $18.5 million in 2009. The decrease in net income from noncontrolling interests is attributable to $16.3 million from the Rochester Redemption in 2008 and an increase in income from continuing operations.

  Funds From Operations:

        Primarily as a result of the factors mentioned above, FFO—diluted decreased 25.4% from $461.5 million in 2008 to $344.1 million in 2009. For disclosure of net income, the most directly comparable GAAP financial measure, for the periods and a reconciliation of FFO and FFO—diluted to net income available to common stockholders, see "Funds from Operations."

  Operating Activities:

        Cash provided by operations decreased from $251.9 million in 2008 to $120.9 million in 2009. The decrease was primarily due to changes in assets and liabilities in 2008 compared to 2009, an increase in accounts payable and other accrued liabilities and the results at the Centers as discussed above.

  Investing Activities:

        Cash from investing activities increased from a deficit of $559.0 million in 2008 to a surplus of $302.4 million in 2009. The increase in cash provided by investing activities was primarily due to an increase in proceeds from the sale of assets of $370.3 million, a decrease in capital expenditures of

$337.8 million, a decrease in contributions to unconsolidated joint ventures of $110.7 million and an increase in distributions from unconsolidated joint ventures of $27.4 million.

        The increase in proceeds from the sale of assets is due to the sale of the ownership interests in the Joint Venture Centers. The decrease in capital expenditures is primarily due to the purchase of a ground leasehold and fee simple interest in two Mervyn's stores in 2008 and the decrease in development activity in 2009. The decrease in contributions to unconsolidated joint ventures is primarily due to the Company's purchase of a pro rata share of The Shops at North Bridge for $155.0 million in 2008. See "Management's Overview and Summary—Acquisitions and Dispositions" for a discussion of the acquisition of The Shops at North Bridge, the Joint Venture Centers and Mervyn's.

  Financing Activities:

        Cash flows from financing activities decreased from a surplus of $288.3 million in 2008 to a deficit of $396.5 million in 2009. The decrease in cash from financing activities was primarily attributed to decreases in cash provided by mortgages, bank and other notes payable of $1.3 billion and cash payments on mortgages, bank and other notes payable of $177.8 million offset in part by the net proceeds from the common stock offering in 2009 of $383.5 million, the decrease in dividends and distributions (See "Liquidity and Capital Resources") of $179.0 million and the contribution from a co-venture partner of $168.2 million. (See "Management's Overview and Summary—Acquisitions and Dispositions").

Liquidity and Capital Resources

        The Company anticipates meeting its liquidity needs for its operating expenses and debt service and dividend requirements through cash generated from operations, working capital reserves and/or borrowings under its unsecured line of credit. The completion of the Company's stock offering in April 2010, which raised net proceeds of approximately $1.2 billion, provided the Company with additional liquidity in 2010. (See Item 1. Business—Recent Developments—"Financing Activity").

        The following tables summarize capital expenditures and lease acquisition costs incurred at the Centers for the years ended December 31:

(Dollars in thousands)	2010	2009	2008
Consolidated Centers:
Acquisitions of property and equipment	$12,888	$11,001	$87,516
Development, redevelopment and expansion of Centers	201,609	216,615	446,119
Renovations of Centers	13,187	9,577	8,541
Tenant allowances	21,993	10,830	14,651
Deferred leasing charges	24,528	19,960	22,263

	$274,205	$267,983	$579,090

Unconsolidated Joint Venture Centers (at Company's pro rata share):
Acquisitions of property and equipment	$6,095	$5,443	$294,416
Development, redevelopment and expansion of Centers	35,264	57,019	60,811
Renovations of Centers	7,025	4,165	3,080
Tenant allowances	8,130	5,092	13,759
Deferred leasing charges	4,664	3,852	4,997

	$61,178	$75,571	$377,063

        The Company expects amounts to be incurred in future years for tenant allowances and deferred leasing charges to be comparable or less than 2010 and that capital for those expenditures will be available from working capital, cash flow from operations, borrowings on property specific debt or unsecured corporate borrowings. The Company expects to incur between $100 million and $200 million during the next twelve months for development, redevelopment, expansion and renovations. Capital for these major expenditures, developments and/or redevelopments has been, and is expected to continue to be, obtained from a combination of equity or debt financings, which include borrowings under the Company's line of credit and construction loans. In addition to the Company's April 2010 equity offering and property refinancings, the Company has also generated additional liquidity in the past through joint venture transactions and the sale of non-core assets, and may continue to do so in the future.

        The capital and credit markets can fluctuate, and at times, limit access to debt and equity financing for companies. As demonstrated by the Company's recent activity, including its April 2010 equity offering, the Company was able to access capital; however, there is no assurance the Company will be able to do so in future periods or on similar terms and conditions. Many factors impact the Company's ability to access capital, such as its overall debt level, interest rates, interest coverage ratios and prevailing market conditions. In the event that the Company has significant tenant defaults as a result of the overall economy and general market conditions, the Company could have a decrease in cash flow from operations, which could create borrowings under its line of credit. These events could result in an increase in the Company's proportion of floating rate debt, which would cause it to be subject to interest rate fluctuations in the future.

        On April 20, 2010, the Company completed an offering of 30,000,000 newly issued shares of its common stock and on April 23, 2010 issued an additional 1,000,000 newly issued shares of common stock in connection with the underwriters' exercise of its over-allotment option. The net proceeds of the offering, after giving effect to the issuance and sale of all 31,000,000 shares of common stock at an initial price to the public of $41.00 per share, were approximately $1.2 billion after deducting underwriting discounts, commissions and other transaction costs. The Company used a portion of the net proceeds of the offering to pay down its line of credit in full and reduce certain property indebtedness. The Company plans to use the remaining cash for debt repayments and/or general corporate purposes.

        The Company's total outstanding loan indebtedness at December 31, 2010 was $6.1 billion (including $607.0 million of unsecured debt and $2.2 billion of its pro rata share of joint venture debt). The majority of the Company's debt consists of fixed-rate conventional mortgages payable collateralized by individual properties. Approximately $465.0 million of the outstanding total indebtedness matures in 2011 (at the Company's pro rata share and excluding loans with extensions and refinancing transactions that have recently closed). The Company expects that all of these maturities during the next twelve months, except the mortgage note payable on Valley View Center, will be refinanced, restructured, extended and/or paid off from the Company's line of credit or cash on hand.

        On March 16, 2007, the Company issued $950 million in Senior Notes that mature on March 15, 2012. The Senior Notes bear interest at 3.25%, payable semiannually, are senior to unsecured debt of the Company and are guaranteed by the Operating Partnership. On April 19, 2010, the Company repurchased and retired $18.5 million of the Senior Notes for $18.2 million. The repurchase was funded by the net proceeds of the stock offering. The carrying value of the Senior Notes at December 31, 2010 was $607.0 million. See Note 11—Bank and Other Notes Payable in the Company's Notes to the Consolidated Financial Statements.

        The Company has a $1.5 billion revolving line of credit that bears interest at LIBOR plus a spread of 0.75% to 1.10% depending on the Company's overall leverage that was scheduled to mature on April 25, 2010. On April 25, 2010, the Company extended the maturity date to April 25, 2011. On

April 20, 2010, the Company paid off the balance of the line of credit from the net proceeds of the stock offering. As of December 31, 2010, the Company has access to the entire balance of its $1.5 billion line of credit. The Company is currently negotiating a renewal of the line of credit.

        Cash dividends and distributions for the year ended December 31, 2010 were $226.0 million. A total of $200.4 million was funded by cash flows provided by operations. The remaining $25.6 million was funded through distributions received from unconsolidated joint ventures which are included in the cash flows from investing activities section of the Company's Consolidated Statement of Cash Flows.

        At December 31, 2010, the Company was in compliance with all applicable loan covenants under its agreements.

        At December 31, 2010, the Company had cash and cash equivalents available of $445.6 million.

  Off-Balance Sheet Arrangements

        The Company has an ownership interest in a number of unconsolidated joint ventures as detailed in Note 4 to the Company's Consolidated Financial Statements included herein. The Company accounts for those investments that it does not have a controlling interest in or is not the primary beneficiary using the equity method of accounting and those investments are reflected on the Consolidated Balance Sheets of the Company as "Investments in unconsolidated joint ventures" and "Distributions in excess of investments in unconsolidated joint ventures." A pro rata share of the mortgage debt on these properties is shown in "Item 2. Properties—Mortgage Debt."

        In addition, certain joint ventures also have debt that could become recourse debt to the Company or its subsidiaries, in excess of the Company's pro rata share, should the joint ventures be unable to discharge the obligations of the related debt. The following reflects the maximum amount of debt principal under those joint ventures that could recourse to the Company at December 31, 2010 (in thousands):

Property	Recourse Debt	Maturity Date
Boulevard Shops	$4,280	12/16/2013
Chandler Village Center(1)	4,375	1/15/2011
The Market at Estrella Falls	8,488	6/1/2011

	$17,143

(1)
The loan was extended to March 1, 2011.

        Additionally, as of December 31, 2010, the Company is contingently liable for $26.8 million in letters of credit guaranteeing performance by the Company of certain obligations relating to the Centers. The Company does not believe that these letters of credit will result in a liability to the Company.

  Contractual Obligations

        The following is a schedule of contractual obligations as of December 31, 2010 for the consolidated Centers over the periods in which they are expected to be paid (in thousands):

	Payment Due by Period
Contractual Obligations	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than five years
Long-term debt obligations (includes expected interest payments)	$4,108,443	$1,264,891	$1,435,271	$654,389	$753,892
Operating lease obligations(1)	824,936	13,723	28,241	25,263	757,709
Purchase obligations(1)	12,141	12,141	—	—	—
Other long-term liabilities	243,943	197,821	4,123	4,082	37,917

	$5,189,463	$1,488,576	$1,467,635	$683,734	$1,549,518

(1)
See Note 18—Commitments and Contingencies in the Company's Notes to the Consolidated Financial Statements.

Funds From Operations

        The Company uses FFO in addition to net income to report its operating and financial results and considers FFO and FFO—diluted as supplemental measures for the real estate industry and a supplement to GAAP measures. NAREIT defines FFO as net income (loss) computed in accordance with GAAP, excluding gains (or losses) from extraordinary items and sales of depreciated operating properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. The Company also adjusts FFO for the noncontrolling interest due to redemption value on the Rochester Properties. (See Note 16—Discontinued Operations in the Company's Notes to the Consolidated Financial Statements.)

        FFO and FFO on a diluted basis are useful to investors in comparing operating and financial results between periods. This is especially true since FFO excludes real estate depreciation and amortization as the Company believes real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. In addition, consistent with the key objective of FFO as a measure of operating performance, the adjustment of FFO for the noncontrolling interest in redemption value provides a more meaningful measure of the Company's operating performance between periods without reference to the non-cash charge related to the adjustment in noncontrolling interest due to redemption value. The Company believes that such a presentation also provides investors with a more meaningful measure of its operating results in comparison to the operating results of other REITS. Further, FFO on a diluted basis is one of the measures investors find most useful in measuring the dilutive impact of outstanding convertible securities.

        FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income as defined by GAAP and is not indicative of cash available to fund all cash flow needs. The Company also cautions that FFO, as presented, may not be comparable to similarly titled measures reported by other real estate investment trusts. The reconciliation of FFO and FFO—diluted to net income available to common stockholders is provided below.

        Management compensates for the limitations of FFO by providing investors with financial statements prepared according to GAAP, along with this detailed discussion of FFO and a reconciliation of FFO and FFO-diluted to net income available to common stockholders. Management believes that to further understand the Company's performance, FFO should be compared with the

Company's reported net income and considered in addition to cash flows in accordance with GAAP, as presented in the Company's Consolidated Financial Statements.

        The following reconciles net income available to common stockholders for the years ended December 31, 2010, 2009, 2008, 2007 and 2006 to FFO and FFO—diluted (dollars and shares in thousands):

	2010	2009	2008	2007	2006
Net income—available to common stockholders	$25,190	$120,742	$161,925	$64,131	$217,404
Adjustments to reconcile net income to FFO—basic:
Noncontrolling interest in the Operating Partnership	2,497	17,517	27,230	11,238	40,827
Gain on sale or write-down of consolidated assets(1)	(474)	(121,766)	(68,714)	(9,771)	(241,732)
Adjustment for redemption value of redeemable noncontrolling interests	—	—	—	2,046	17,062
Add: gain on undepreciated assets—consolidated assets(1)	—	4,762	798	8,047	8,827
Add: noncontrolling interest share of gain on sale of consolidated joint ventures(1)	2	310	185	760	36,831
Less: write-down of consolidated assets(1)	—	(28,434)	(27,445)	—	—
(Gain) loss on sale of assets from unconsolidated joint ventures(2)	(823)	7,642	(3,432)	(400)	(725)
Add: gain (loss) on sale of undepreciated assets from unconsolidated joint ventures(2)	613	(152)	3,039	2,793	725
Add noncontrolling interest on sale of undepreciated consolidated joint ventures	—	—	487	—	—
Less write down of unconsolidated joint ventures(2)	(32)	(7,501)	(94)	—	—
Depreciation and amortization on consolidated assets	246,812	266,164	279,339	231,860	232,219
Less: depreciation and amortization attributable to noncontrolling interests on consolidated joint ventures	(17,979)	(7,871)	(3,395)	(4,769)	(5,422)
Depreciation and amortization on unconsolidated joint ventures(2)	109,906	106,435	96,441	88,807	82,745
Less: depreciation on personal property	(14,404)	(13,740)	(9,952)	(8,244)	(15,722)

FFO—basic	351,308	344,108	456,412	386,498	373,039
Additional adjustments to arrive at FFO—diluted:
Impact of convertible preferred stock	—	—	4,124	10,058	10,083
Impact of non-participating convertible preferred units	—	—	979	—	—

FFO—diluted	$351,308	$344,108	$461,515	$396,556	$383,122

Weighted average number of FFO shares outstanding for:
FFO—basic(3)	132,283	93,010	86,794	84,467	84,138
Adjustments for the impact of dilutive securities in computing FFO-diluted:
Convertible preferred stock	—	—	1,447	3,512	3,627
Non-participating convertible preferred units	—	—	205	—	—
Share and unit-based compensation plans	—	—	—	293	293

FFO—diluted(4)	132,283	93,010	88,446	88,272	88,058

(1)
The net total of these line items equal the loss (gain) on sales of depreciated assets. These line items are included in this reconciliation to provide the Company's investors with more detailed information and do not represent a departure from FFO as defined by NAREIT.

(2)
Unconsolidated assets are presented at the Company's pro rata share.

(3)
Calculated based upon basic net income as adjusted to reach basic FFO. As of December 31, 2010, 2009, 2008, 2007 and 2006, 11.6 million, 12.0 million, 11.6 million, 12.5 million and 13.2 million of aggregate OP Units were outstanding, respectively.

(4)
The computation of FFO—diluted shares outstanding includes the effect of share and unit-based compensation plans and the Senior Notes using the treasury stock method. It also assumes the conversion of MACWH, LP common and preferred units to the extent that they are dilutive to the FFO computation. On February 25, 1998, the Company sold $100 million of its Series A Preferred Stock. The holder of the Series A Preferred Stock converted 0.6 million, 0.7 million, 1.3 million and 1.0 million shares to common shares on October 18, 2007, May 6, 2008, May 8, 2008 and September 17, 2008, respectively. The preferred stock was convertible on a one-for-one basis for common stock. The then outstanding preferred shares were assumed converted for purposes of 2008, 2007 and 2006 FFO—diluted as they were dilutive to that calculation.

ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

        Refer to the Index to Financial Statements and Financial Statement Schedules for the required information appearing in Item 15.

 PART IV

ITEM 15.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of
The Macerich Company:

        We have audited the accompanying consolidated balance sheet of The Macerich Company and subsidiaries (the "Company") as of December 31, 2010 and the related consolidated statements of operations, equity and redeemable noncontrolling interests and cash flows for the year then ended. In connection with our audit of the consolidated financial statements, we have also audited the Company's financial statement schedule III—Real Estate and Accumulated Depreciation listed in the Index at Item 15 as of and for the year ended December 31, 2010. These consolidated financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Macerich Company and subsidiaries as of December 31, 2010 and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule III—Real Estate and Accumulated Depreciation, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 25, 2011, expressed an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

/s/ KPMG LLP

Los Angeles, California
February 25, 2011, except for Notes 3 and 16, as to which the date is September 9, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
The Macerich Company
Santa Monica, California

        We have audited the accompanying consolidated balance sheet of The Macerich Company and subsidiaries (the "Company") as of December 31, 2009, and the related consolidated statements of operations, equity, and cash flows for each of the two years in the period ended December 31, 2009. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Macerich Company and subsidiaries as of December 31, 2009, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

        As discussed in Note 16 to the financial statements, the accompanying 2009 and 2008 consolidated financial statements have been retrospectively adjusted for discontinued operations.

/s/DELOITTE & TOUCHE LLP

Deloitte & Touche LLP
Los Angeles, California

February 26, 2010 (September 9, 2011 as to Notes 3 and 16)

THE MACERICH COMPANY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except par value)

	December 31,
	2010	2009
ASSETS:
Property, net	$5,674,127	$5,657,939
Cash and cash equivalents	445,645	93,255
Restricted cash	71,434	41,619
Marketable securities	25,935	26,970
Tenant and other receivables, net	95,083	101,220
Deferred charges and other assets, net	316,969	276,922
Loans to unconsolidated joint ventures	3,095	2,316
Due from affiliates	6,599	6,034
Investments in unconsolidated joint ventures	1,006,123	1,046,196

Total assets	$7,645,010	$7,252,471

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY:
Mortgage notes payable:
Related parties	$302,344	$196,827
Others	2,957,131	3,039,209

Total	3,259,475	3,236,036
Bank and other notes payable	632,595	1,295,598
Accounts payable and accrued expenses	70,585	70,275
Other accrued liabilities	257,471	266,197
Distributions in excess of investments in unconsolidated joint ventures	65,045	67,052
Co-venture obligation	160,270	168,049
Preferred dividends payable	207	207

Total liabilities	4,445,648	5,103,414

Redeemable noncontrolling interests	11,366	20,591

Commitments and contingencies
Equity:
Stockholders' equity:
Common stock, $0.01 par value, 250,000,000 shares authorized, 130,452,032 and 96,667,689 shares issued and outstanding at December 31, 2010 and 2009, respectively	1,304	967
Additional paid-in capital	3,456,569	2,227,931
Accumulated deficit	(564,357)	(345,930)
Accumulated other comprehensive loss	(3,237)	(25,397)

Total stockholders' equity	2,890,279	1,857,571
Noncontrolling interests	297,717	270,895

Total equity	3,187,996	2,128,466

Total liabilities, redeemable noncontrolling interests and equity	$7,645,010	$7,252,471

The accompanying notes are an integral part of these consolidated financial statements.

THE MACERICH COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts)

	For The Years Ended December 31,
	2010	2009	2008
Revenues:
Minimum rents	$420,355	$472,244	$524,958
Percentage rents	18,404	16,631	19,048
Tenant recoveries	242,633	243,890	261,162
Management Companies	42,895	40,757	40,716
Other	30,778	29,900	30,298

Total revenues	755,065	803,422	876,182

Expenses:
Shopping center and operating expenses	244,401	256,112	280,077
Management Companies' operating expenses	90,414	79,305	77,072
REIT general and administrative expenses	20,703	25,933	16,520
Depreciation and amortization	244,543	259,909	261,339

	600,061	621,259	635,008

Interest expense:
Related parties	14,254	19,413	14,970
Other	198,564	247,632	280,102

	212,818	267,045	295,072
Gain on early extinguishment of debt	(3,661)	(29,161)	(84,143)

Total expenses	809,218	859,143	845,937
Equity in income of unconsolidated joint ventures	79,529	68,160	93,831
Co-venture expense	(6,193)	(2,262)	—
Income tax benefit (provision)	9,202	4,761	(1,126)
Gain (loss) on sale or write down of assets, net	497	161,937	(29,574)

Income from continuing operations	28,882	176,875	93,376

Discontinued operations:
(Loss) gain on sale or write down of assets, net	(23)	(40,171)	98,288
(Loss) income from discontinued operations	(439)	2,546	3,351

Total (loss) income from discontinued operations	(462)	(37,625)	101,639

Net income	28,420	139,250	195,015
Less net income attributable to noncontrolling interests	3,230	18,508	28,966

Net income attributable to the Company	25,190	120,742	166,049
Less preferred dividends	—	—	4,124

Net income available to common stockholders	$25,190	$120,742	$161,925

Earnings per common share attributable to Company—basic:
Income from continuing operations	$0.19	$1.85	$1.00
Discontinued operations	—	(0.40)	1.17

Net income available to common stockholders	$0.19	$1.45	$2.17

Earnings per common share attributable to Company—diluted:
Income from continuing operations	$0.19	$1.85	$1.00
Discontinued operations	—	(0.40)	1.17

Net income available to common stockholders	$0.19	$1.45	$2.17

Weighted average number of common shares outstanding:
Basic	120,346,000	81,226,000	74,319,000

Diluted	120,346,000	81,226,000	86,794,000

The accompanying notes are an integral part of these consolidated financial statements.

THE MACERICH COMPANY

CONSOLIDATED STATEMENTS OF EQUITY AND
REDEEMABLE NONCONTROLLING INTERESTS

(Dollars in thousands, except per share data)

	Stockholders' Equity
	Common Stock
					Accumulated Other Comprehensive Loss	Total Common Stockholders' Equity
	Shares	Par Value	Additional Paid-in Capital	Accumulated Deficit			Noncontrolling Interests	Total Equity	Redeemable Noncontrolling Interests
Balance January 1, 2008	72,311,763	$723	$1,428,124	($203,505)	($24,508)	$1,200,834	$233,867	$1,434,701	$322,619

Comprehensive income:
Net income	—	—	—	166,049	—	166,049	28,383	194,432	583
Reclassification of deferred losses	—	—	—	—	285	285	—	285	—
Interest rate swap/cap agreements	—	—	—	—	(29,202)	(29,202)	—	(29,202)	—

Total comprehensive income (loss)	—	—	—	166,049	(28,917)	137,132	28,383	165,515	583
Amortization of share and unit-based plans	193,744	2	21,872	—	—	21,874	—	21,874	—
Exercise of stock options	362,888	4	8,568	—	—	8,572	—	8,572	—
Employee stock purchases	27,829	—	712	—	—	712	—	712	—
Distributions paid ($3.20) per share	—	—	—	(237,378)	—	(237,378)	—	(237,378)	—
Distributions to noncontrolling interests	—	—	—	—	—	—	(48,595)	(48,595)	(583)
Preferred dividends	—	—	(4,124)	—	—	(4,124)	—	(4,124)	—
Contributions from noncontrolling interests	—	—	—	—	—	—	14,083	14,083	—
Conversion of noncontrolling interests to common shares	920,279	9	30,391	—	—	30,400	(30,400)	—	—
Conversion of preferred shares to common shares	3,067,131	31	83,464	—	—	83,495	—	83,495	—
Redemption of noncontrolling interests	—	—	(864)	—	—	(864)	(457)	(1,321)	(96,564)
Reversal of adjustments to redemption value of redeemable noncontrolling interests	—	—	202,728	—	—	202,728	—	202,728	(202,728)
Other	—	—	1,622	—	—	1,622	—	1,622	—
Adjustment of noncontrolling interest in Operating Partnership	—	—	(51,237)	—	—	(51,237)	51,237	—	—

Balance December 31, 2008	76,883,634	$769	$1,721,256	($274,834)	($53,425)	$1,393,766	$248,118	$1,641,884	$23,327

The accompanying notes are an integral part of these consolidated financial statements.

THE MACERICH COMPANY

CONSOLIDATED STATEMENTS OF EQUITY AND
REDEEMABLE NONCONTROLLING INTERESTS (Continued)

(Dollars in thousands, except per share data)

	Stockholders' Equity
	Common Stock
					Accumulated Other Comprehensive Loss
	Shares	Par Value	Additional Paid-in Capital	Accumulated Deficit		Total Stockholders' Equity	Noncontrolling Interests	Total Equity	Redeemable Noncontrolling Interests
Balance December 31, 2008	76,883,634	$769	$1,721,256	($274,834)	($53,425)	$1,393,766	$248,118	$1,641,884	$23,327

Comprehensive income:
Net income	—	—	—	120,742	—	120,742	17,924	138,666	584
Interest rate swap/cap agreements	—	—	—	—	28,028	28,028	—	28,028	—

Total comprehensive income	—	—	—	120,742	28,028	148,770	17,924	166,694	584
Amortization of share and unit-based plans	213,288	2	17,961	—	—	17,963	—	17,963	—
Exercise of stock options	5,325	—	104	—	—	104	—	104	—
Employee stock purchases	38,174	—	611	—	—	611	—	611	—
Distributions paid ($2.60) per share	—	—	—	(191,838)	—	(191,838)	—	(191,838)	—
Distributions to noncontrolling interests	—	—	—	—	—	—	(30,291)	(30,291)	(584)
Stock dividend	5,712,928	58	121,215	—	—	121,273	—	121,273	—
Issuance of stock warrants	—	—	14,503	—	—	14,503	—	14,503	—
Stock offering	13,800,000	138	383,312	—	—	383,450	—	383,450	—
Contributions from noncontrolling interests	—	—	—	—	—	—	12,153	12,153	—
Conversion of noncontrolling interests to common shares	14,340	—	455	—	—	455	(455)	—	—
Redemption of noncontrolling interests	—	—	47	—	—	47	(444)	(397)	(2,736)
Other	—	—	(7,643)	—	—	(7,643)	—	(7,643)	—
Adjustment of noncontrolling interest in Operating Partnership	—	—	(23,890)	—	—	(23,890)	23,890	—	—

Balance December 31, 2009	96,667,689	$967	$2,227,931	($345,930)	($25,397)	$1,857,571	$270,895	$2,128,466	$20,591

The accompanying notes are an integral part of these consolidated financial statements.

THE MACERICH COMPANY

CONSOLIDATED STATEMENTS OF EQUITY AND
REDEEMABLE NONCONTROLLING INTERESTS (Continued)

(Dollars in thousands, except per share data)

	Stockholders' Equity
	Common Stock
					Accumulated Other Comprehensive Loss
	Shares	Par Value	Additional Paid-in Capital	Accumulated Deficit		Total Stockholders' Equity	Noncontrolling Interests	Total Equity	Redeemable Noncontrolling Interests
Balance December 31, 2009	96,667,689	$967	$2,227,931	($345,930)	($25,397)	$1,857,571	$270,895	$2,128,466	$20,591

Comprehensive income:
Net income	—	—	—	25,190	—	25,190	2,811	28,001	419
Interest rate swap/cap agreements	—	—	—	—	22,160	22,160	—	22,160	—

Total comprehensive income	—	—	—	25,190	22,160	47,350	2,811	50,161	419
Amortization of share and unit-based plans	628,009	6	27,539	—	—	27,545	—	27,545	—
Exercise of stock options	5,400	—	99	—	—	99	—	99	—
Exercise of stock warrants	—	—	(17,639)	—	—	(17,639)	—	(17,639)	—
Employee stock purchases	28,450	—	803	—	—	803	—	803	—
Distributions paid ($2.10) per share	—	—	—	(243,617)	—	(243,617)	—	(243,617)	—
Distributions to noncontrolling interests	—	—	—	—	—	—	(26,908)	(26,908)	(419)
Stock dividend	1,449,542	14	43,072	—	—	43,086	—	43,086	—
Stock offering	31,000,000	310	1,220,519	—	—	1,220,829	—	1,220,829	—
Contributions from noncontrolling interests	—	—	—	—	—	—	5,159	5,159	—
Other	—	—	205	—	—	205	—	205	—
Conversion of noncontrolling interests to common shares	672,942	7	8,752	—	—	8,759	(8,759)	—	—
Redemption of noncontrolling interests	—	—	—	—	—	—	(193)	(193)	(9,225)
Adjustment of noncontrolling interest in Operating Partnership	—	—	(54,712)	—	—	(54,712)	54,712	—	—

Balance December 31, 2010	130,452,032	$1,304	$3,456,569	($564,357)	($3,237)	$2,890,279	$297,717	$3,187,996	$11,366

The accompanying notes are an integral part of these consolidated financial statements.

THE MACERICH COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	For the Years Ended December 31,
	2010	2009	2008
Cash flows from operating activities:
Net income	$28,420	$139,250	$195,015
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on early extinguishment of debt, net	(3,661)	(29,161)	(84,143)
(Gain) loss on sale or write down of assets, net	(497)	(161,937)	29,574
Loss (gain) on sale or write down of assets, net from discontinued operations	23	40,171	(98,288)
Depreciation and amortization	260,252	277,472	287,917
Amortization of net discount on mortgages, bank and other notes payable	2,940	670	4,931
Amortization of share and unit-based plans	14,832	8,095	11,650
Provision for doubtful accounts	4,361	9,570	4,558
Income tax (benefit) provision	(9,202)	(4,761)	1,126
Equity in income of unconsolidated joint ventures	(79,529)	(68,160)	(93,831)
Co-venture expense	6,193	2,262	—
Distributions of income from unconsolidated joint ventures	20,634	12,252	24,096
Changes in assets and liabilities, net of acquisitions and dispositions:
Tenant and other receivables	9,933	(7,794)	24,228
Other assets	(25,529)	5,982	(22,603)
Due from affiliates	(565)	3,090	(3,395)
Accounts payable and accrued expenses	(8,588)	(67,150)	15,766
Other accrued liabilities	(19,582)	(38,961)	(44,654)

Net cash provided by operating activities	200,435	120,890	251,947

Cash flows from investing activities:
Acquisitions of property, development, redevelopment and property improvements	(185,789)	(197,483)	(535,263)
Redemption of redeemable non-controlling interests	(9,225)	(2,736)	(18,794)
Collection from note receivable	11,763	—	—
Maturities of marketable securities	1,316	1,283	1,436
Deferred leasing costs	(30,297)	(27,985)	(38,095)
Distributions from unconsolidated joint ventures	117,342	169,192	141,773
Contributions to unconsolidated joint ventures	(16,688)	(50,404)	(161,070)
Loans to unconsolidated joint ventures, net	(779)	(1,384)	(328)
Proceeds from sale of assets	—	417,450	47,163
Restricted cash	(29,815)	(5,577)	4,222

Net cash (used in) provided by investing activities	(142,172)	302,356	(558,956)

The accompanying notes are an integral part of these consolidated financial statements.

THE MACERICH COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(Dollars in thousands)

	For the Years Ended December 31,
	2010	2009	2008
Cash flows from financing activities:
Proceeds from mortgages, bank and other notes payable	927,514	425,703	1,732,940
Payments on mortgages, bank and other notes payable	(1,568,161)	(1,229,081)	(1,051,292)
Repurchase of convertible senior notes	(18,191)	(55,029)	(105,898)
Deferred financing costs	(10,856)	(6,506)	(11,898)
Proceeds from share and unit-based plans	902	715	9,284
Net proceeds from common stock offering	1,220,829	383,450	—
Net proceeds from issuance of stock warrants	—	14,503	—
Exercise of stock warrants	(17,639)	—	—
Redemption of noncontrolling interests	(341)	(397)	—
Contribution from co-venture partner	—	168,154	—
Dividends and distributions	(225,958)	(95,665)	(274,634)
Distributions to co-venture partner	(13,972)	(2,367)	—
Dividends to preferred stockholders / preferred unit holders	—	—	(10,237)

Net cash provided by (used in) financing activities	294,127	(396,520)	288,265

Net increase (decrease) in cash and cash equivalents	352,390	26,726	(18,744)
Cash and cash equivalents, beginning of year	93,255	66,529	85,273

Cash and cash equivalents, end of year	$445,645	$93,255	$66,529

Supplemental cash flow information:
Cash payments for interest, net of amounts capitalized	$280,273	$258,151	$263,199

Non-cash transactions:
Acquisition of noncontrolling interests in properties	$—	$—	$205,520

Acquisition of property by assumption of mortgage note payable	$—	$—	$15,745

Deposits contributed to unconsolidated joint ventures and the purchase of properties	$—	$—	$50,103

Retirement of tax indemnity escrow held for nonparticipating unitholders	$—	$22,904	$—

Accrued development costs included in accounts payable and accrued expenses and other accrued liabilities	$45,224	$30,799	$64,473

Stock dividends	$43,086	$121,116	$—

Conversion of Series A cumulative convertible preferred stock to common stock	$—	$—	$83,495

Conversion of Operating Partnership units to common stock	$8,759	$455	$30,400

Accrued distribution from unconsolidated joint venture	$—	$—	$8,684

The accompanying notes are an integral part of these consolidated financial statements.

THE MACERICH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share amounts)

1. Organization:

        The Macerich Company (the "Company") is involved in the acquisition, ownership, development, redevelopment, management and leasing of regional and community shopping centers (the "Centers") located throughout the United States.

        The Company commenced operations effective with the completion of its initial public offering on March 16, 1994. As of December 31, 2010, the Company was the sole general partner of and held a 92% ownership interest in The Macerich Partnership, L.P. (the "Operating Partnership"). The interests in the Operating Partnership are known as OP Units. OP Units not held by the Company are redeemable, at the election of the holder, on a one-for-one basis for the Company's stock or cash at the Company's option. The 8% limited partnership interest of the Operating Partnership not owned by the Company is reflected in these consolidated financial statements as noncontrolling interests in permanent equity. The Company was organized to qualify as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended.

        The property management, leasing and redevelopment of the Company's portfolio is provided by the Company's management companies, Macerich Property Management Company, LLC, a single member Delaware limited liability company, Macerich Management Company, a California corporation, Westcor Partners, L.L.C., a single member Arizona limited liability company, Macerich Westcor Management LLC, a single member Delaware limited liability company, Westcor Partners of Colorado, LLC, a Colorado limited liability company, MACW Mall Management, Inc., a New York corporation, and MACW Property Management, LLC, a single member New York limited liability company. All seven of the management companies are collectively referred to herein as the "Management Companies."

2. Summary of Significant Accounting Policies:

  Basis of Presentation:

        These consolidated financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") in the United States of America. The accompanying consolidated financial statements include the accounts of the Company and the Operating Partnership. Investments in entities in which the Company retains a controlling financial interest or entities that meet the definition of a variable interest entity in which the Company has, as a result of ownership, contractual or other financial interests, both the power to direct activities that most significantly impact the economic performance of the variable interest entity and the obligation to absorb losses or the right to receive benefits that could potentially be significant to the variable interest entity are consolidated; otherwise they are accounted for under the equity method of accounting and are reflected as "Investments in unconsolidated joint ventures." All intercompany accounts and transactions have been eliminated in the consolidated financial statements.

  Cash and Cash Equivalents and Restricted Cash:

        The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents, for which cost approximates fair value. Restricted cash includes impounds of property taxes and other capital reserves required under the loan agreements.

THE MACERICH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share amounts)

2. Summary of Significant Accounting Policies: (Continued)

  Revenues:

        Minimum rental revenues are recognized on a straight-line basis over the term of the related lease. The difference between the amount of rent due in a year and the amount recorded as rental income is referred to as the "straight-line rent adjustment." Rental revenue was increased by $5,817, $6,525 and $4,545 due to the straight-line rent adjustment during the years ended December 31, 2010, 2009 and 2008, respectively. Percentage rents are recognized and accrued when tenants' specified sales targets have been met.

        Estimated recoveries from certain tenants for their pro rata share of real estate taxes, insurance and other shopping center operating expenses are recognized as revenues in the period the applicable expenses are incurred. Other tenants pay a fixed rate and these tenant recoveries are recognized into revenue on a straight-line basis over the term of the related leases.

        The Management Companies provide property management, leasing, corporate, development, redevelopment and acquisition services to affiliated and non-affiliated shopping centers. In consideration for these services, the Management Companies receive monthly management fees generally ranging from 1.5% to 5% of the gross monthly rental revenue of the properties managed.

  Property:

        Costs related to the development, redevelopment, construction and improvement of properties are capitalized. Interest incurred on development, redevelopment and construction projects is capitalized until construction is substantially complete.

        Maintenance and repair expenses are charged to operations as incurred. Costs for major replacements and betterments, which includes HVAC equipment, roofs, parking lots, etc., are capitalized and depreciated over their estimated useful lives. Gains and losses are recognized upon disposal or retirement of the related assets and are reflected in earnings.

        Property is recorded at cost and is depreciated using a straight-line method over the estimated useful lives of the assets as follows:

Buildings and improvements	5 - 40 years
Tenant improvements	5 - 7 years
Equipment and furnishings	5 - 7 years

  Investment in Unconsolidated Joint Ventures:

        The Company accounts for its investments in joint ventures using the equity method of accounting unless the Company retains a controlling financial interest in the joint venture or the joint venture meets the definition of a variable interest entity in which the Company is the primary beneficiary through both its power to direct activities that most significantly impact the economic performance of the variable interest entity and the obligation to absorb losses or the right to receive benefits that could potentially be significant to the variable interest entity. Although the Company has a greater than 50% interest in Pacific Premier Retail Trust, Camelback Colonnade SPE LLC, Corte Madera Village, LLC, Queens Mall Limited Partnership and Queens Mall Expansion Limited Partnership, the Company does

THE MACERICH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share amounts)

2. Summary of Significant Accounting Policies: (Continued)

not have a controlling financial interest in these joint ventures as it shares management control with the partners in these joint ventures and, therefore, accounts for its investments in these joint ventures using the equity method of accounting.

  Acquisitions:

        The Company first determines the value of the land and buildings utilizing an "as if vacant" methodology. The Company then assigns a fair value to any debt assumed at acquisition. The balance of the purchase price is allocated to tenant improvements and identifiable intangible assets or liabilities. Tenant improvements represent the tangible assets associated with the existing leases valued on a fair value basis at the acquisition date prorated over the remaining lease terms. The tenant improvements are classified as an asset under property and are depreciated over the remaining lease terms. Identifiable intangible assets and liabilities relate to the value of in-place operating leases which come in three forms: (i) leasing commissions and legal costs, which represent the value associated with "cost avoidance" of acquiring in-place leases, such as lease commissions paid under terms generally experienced in the Company's markets; (ii) value of in-place leases, which represents the estimated loss of revenue and of costs incurred for the period required to lease the "assumed vacant" property to the occupancy level when purchased; and (iii) above or below market value of in-place leases, which represents the difference between the contractual rents and market rents at the time of the acquisition, discounted for tenant credit risks. Leasing commissions and legal costs are recorded in deferred charges and other assets and are amortized over the remaining lease terms. The value of in-place leases are recorded in deferred charges and other assets and amortized over the remaining lease terms plus an estimate of renewal of the acquired leases. Above or below market leases are classified in deferred charges and other assets or in other accrued liabilities, depending on whether the contractual terms are above or below market, and the asset or liability is amortized to rental revenue over the remaining terms of the leases.

  Marketable Securities:

        The Company accounts for its investments in marketable debt securities as held-to-maturity securities as the Company has the intent and the ability to hold these securities until maturity. Accordingly, investments in marketable securities are carried at their amortized cost. The discount on marketable securities is amortized into interest income on a straight-line basis over the term of the notes, which approximates the effective interest method.

  Deferred Charges:

        Costs relating to obtaining tenant leases are deferred and amortized over the initial term of the agreement using the straight-line method. As these deferred leasing costs represent productive assets incurred in connection with the Company's provision of leasing arrangements at the Centers, the related cash flows are classified as investing activities within the accompanying Consolidated Statements of Cash Flows. Costs relating to financing of shopping center properties are deferred and amortized over the life of the related loan using the straight-line method, which approximates the effective interest method. In-place lease values are amortized over the remaining lease term plus an estimate of

THE MACERICH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share amounts)

2. Summary of Significant Accounting Policies: (Continued)

renewal periods. Leasing commissions and legal costs are amortized on a straight-line basis over the individual lease terms.

        The range of the terms of the agreements is as follows:

Deferred lease costs	1 - 15 years
Deferred financing costs	1 - 15 years
In-place lease values	Remaining lease term plus an estimate for renewal
Leasing commissions and legal costs	5 - 10 years

  Accounting for Impairment:

        The Company assesses whether an indicator of impairment in the value of its long-lived assets exists by considering expected future operating income, trends and prospects, as well as the effects of demand, competition and other economic factors. Such factors include the tenants' ability to perform their duties and pay rent under the terms of the leases. If an impairment indicator exists, the determination of recoverability is made based upon the estimated undiscounted future net cash flows, excluding interest expense. The amount of impairment loss, if any, is determined by comparing the fair value, as determined by a discounted cash flows analysis, with the carrying value of the related assets. Long-lived assets classified as held for sale are measured at the lower of the carrying amount or fair value less cost to sell.

        The Company reviews its investments in unconsolidated joint ventures for a series of operating losses and other factors that may indicate that a decrease in the value of its investments has occurred which is other-than-temporary. The investment in each unconsolidated joint venture is evaluated periodically, and as deemed necessary, for recoverability and valuation declines that are other than temporary.

  Derivative Instruments and Hedging Activities:

        The Company recognizes all derivatives in the consolidated financial statements and measures the derivatives at fair value. The Company uses interest rate swap and cap agreements (collectively, "interest rate agreements") in the normal course of business to manage or reduce its exposure to adverse fluctuations in interest rates. The Company designs its hedges to be effective in reducing the risk exposure that they are designated to hedge. Any instrument that meets the cash flow hedging criteria is formally designated as a cash flow hedge at the inception of the derivative contract. On an ongoing quarterly basis, the Company adjusts its balance sheet to reflect the current fair value of its derivatives. To the extent they are effective, changes in fair value of derivatives are recorded in comprehensive income. Ineffective portions, if any, are included in net income (loss).

        No ineffectiveness was recorded during the years ended December 31, 2010, 2009 or 2008. If any derivative instrument used for risk management does not meet the hedging criteria, it is marked-to-market each period with the change in value included in the consolidated statements of operations. As of December 31, 2010, the Company's derivative instruments did not contain any credit risk related contingent features or collateral arrangements.

THE MACERICH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share amounts)

2. Summary of Significant Accounting Policies: (Continued)

  Share and Unit-based Compensation Plans:

        The cost of share and unit-based compensation awards is measured at the grant date based on the calculated fair value of the awards and is recognized over the requisite service period, which is generally the vesting period of the awards. For market-indexed LTIP awards, compensation cost is recognized under the graded attribution method.

  Income Taxes:

        The Company elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, commencing with its taxable year ended December 31, 1994. To qualify as a REIT, the Company must meet a number of organizational and operational requirements, including a requirement that it distribute at least 90% of its taxable income to its stockholders. It is management's current intention to adhere to these requirements and maintain the Company's REIT status. As a REIT, the Company generally will not be subject to corporate level federal income tax on net income it distributes currently to its stockholders. If the Company fails to qualify as a REIT in any taxable year, then it will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for four subsequent taxable years. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property and to federal income and excise taxes on its undistributed taxable income, if any.

        Each partner is taxed individually on its share of partnership income or loss, and accordingly, no provision for federal and state income tax is provided for the Operating Partnership in the consolidated financial statements. The Company's taxable REIT subsidiaries ("TRSs") are subject to corporate level income taxes, which are provided for in the Company's consolidated financial statements.

        Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The deferred tax assets and liabilities of the TRSs relate primarily to differences in the book and tax bases of property and to operating loss carryforwards for federal and state income tax purposes. A valuation allowance for deferred tax assets is provided if the Company believes it is more likely than not that all or some portion of the deferred tax assets will not be realized. Realization of deferred tax assets is dependent on the Company generating sufficient taxable income in future periods.

  Segment Information:

        The Company currently operates in one business segment, the acquisition, ownership, development, redevelopment, management and leasing of regional and community shopping centers. Additionally, the Company operates in one geographic area, the United States.

THE MACERICH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share amounts)

2. Summary of Significant Accounting Policies: (Continued)

  Fair Value of Financial Instruments:

        The fair value hierarchy distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity and the reporting entity's own assumptions about market participant assumptions.

        Level 1 inputs utilize quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, which is typically based on an entity's own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

        The Company calculates the fair value of financial instruments and includes this additional information in the notes to consolidated financial statements when the fair value is different than the carrying value of those financial instruments. When the fair value reasonably approximates the carrying value, no additional disclosure is made.

        The fair values of interest rate agreements are determined using the market standard methodology of discounting the future expected cash receipts that would occur if variable interest rates fell below or rose above the strike rate of the interest rate agreements. The variable interest rates used in the calculation of projected receipts on the interest rate agreements are based on an expectation of future interest rates derived from observable market interest rate curves and volatilities. The Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty's nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the Company has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees.

  Concentration of Risk:

        The Company maintains its cash accounts in a number of commercial banks. Accounts at these banks are guaranteed by the Federal Deposit Insurance Corporation ("FDIC") up to $250. At various times during the year, the Company had deposits in excess of the FDIC insurance limit.

        No Center or tenant generated more than 10% of total revenues during 2010, 2009 or 2008.

THE MACERICH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share amounts)

2. Summary of Significant Accounting Policies: (Continued)

  Management Estimates:

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Recent Accounting Pronouncements Adopted:

        In June 2009, the Financial Accounting Standards Board ("FASB") issued new guidance which removes the concept of a qualifying special-purpose entity and requires a transferor to consider all arrangements or agreements made contemporaneously with, or in contemplation of, a transfer of a financial asset in order to determine whether a transferor and all of the entities included in the transferor's financial statements being presented have surrendered control of the transferred financial asset. The adoption of this pronouncement on January 1, 2010 did not have a material impact on the Company's consolidated financial statements.

        In June 2009, the FASB issued new consolidation guidance for determining whether a reporting enterprise is the primary beneficiary in a variable interest entity and therefore should consolidate the variable interest entity in its financial statements. The new consolidation guidance also requires ongoing reassessments and additional disclosures about the reporting enterprise's involvement with the variable interest entity. The Company identified two variable interest entities which meet the criteria for consolidation under the new consolidation guidance. The Company determined that it is the primary beneficiary of these variable interest entities as it has both the power to direct activities that most significantly impact the economic performance of the variable interest entities and the obligation to absorb losses or right to receive benefits that could potentially be significant to the variable interest entities. The adoption of the new consolidation guidance on January 1, 2010 did not have a material impact on the Company's consolidated financial statements as the Company had consolidated these variable interest entities in its 2009 and 2008 consolidated financial statements based upon the risks and rewards-based quantitative approach under the prior consolidation guidance. The aggregate total revenues and expenses of these variable interest entities included in the accompanying consolidated statements of operations was $11,463 and $14,515 for the year ended December 31, 2010. The significant assets and liabilities of these variable interest entities consisted of property of $81,155 and mortgage notes payable of $39,675 at December 31, 2010.

        In January 2010, the FASB issued new guidance that requires new disclosures and clarifications of existing disclosures related to transfers in and out of Level 1 and Level 2 fair value measurements, further disaggregation of fair value measurement disclosures for each class of assets and liabilities, and additional details of valuation techniques and inputs utilized. The adoption of this pronouncement on January 1, 2010 did not have a material impact on the Company's consolidated financial statements.

        In January 2010, the FASB issued new guidance that requires that dividends declared and payable in a combination of stock and cash be included in earnings per share prospectively and not be considered a stock dividend for purposes of computing earnings per share. This guidance is consistent with the Company's previous accounting treatment and therefore the adoption of this pronouncement on January 1, 2010 did not have a material impact on the Company's consolidated financial statements.

THE MACERICH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share amounts)

3. Earnings per Share ("EPS"):

        The following table reconciles the numerator and denominator used in the computation of earnings per share for the years ended December 31 (shares in thousands, except per share amounts):

	2010	2009	2008
Numerator
Income from continuing operations	$28,882	$176,875	$93,376
(Loss) income from discontinued operations	(462)	(37,625)	101,639
Income attributable to noncontrolling interests	(3,230)	(18,508)	(28,966)

Net income attributable to the Company	25,190	120,742	166,049
Preferred dividends	—	—	(4,124)
Allocation of earnings to participating securities	(2,615)	(3,270)	(906)

Numerator for basic earnings per share—net income available to common stockholders	22,575	117,472	161,019
Effect of assumed conversions:
Partnership units	—	—	27,230

Numerator for diluted earnings per share—net income available to common stockholders	$22,575	$117,472	$188,249

Denominator
Denominator for basic earnings per share—weighted average number of common shares outstanding	120,346	81,226	74,319
Effect of potentially dilutive securities:(1)
Partnership units(2)	—	—	12,475

Denominator for diluted earnings per share—weighted average number of common shares outstanding	120,346	81,226	86,794

Earnings per common share—basic:
Income from continuing operations	$0.19	$1.85	$1.00
Discontinued operations	—	(0.40)	1.17

Net income available to common stockholders	$0.19	$1.45	$2.17

Earnings per common share—diluted:
Income from continuing operations	$0.19	$1.85	$1.00
Discontinued operations	—	(0.40)	1.17

Net income available to common stockholders	$0.19	$1.45	$2.17

(1)
The Senior Notes (See Note 11—Bank and Other Notes Payable) are excluded from diluted EPS for the years ended December 31, 2010, 2009 and 2008 as their effect would be antidilutive to net income available to common stockholders.

The then-outstanding convertible preferred stock (See Note 14—Cumulative Convertible Redeemable Preferred Stock) was convertible on a one-for-one basis for common stock. The

THE MACERICH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share amounts)

3. Earnings per Share ("EPS"): (Continued)

  convertible preferred stock was excluded from diluted EPS for the year ended December 31, 2008 as its effect would be antidilutive to net income available to common stockholders.

  Diluted EPS excludes 208,640, 205,757 and 195,164 convertible non-participating preferred units for the years ended December 31, 2010, 2009 and 2008, respectively, as their impact was antidilutive to net income available to common stockholders.

  Diluted EPS excludes 1,150,172, 1,226,447 and 1,228,384 of unexercised stock appreciation rights for the years ended December 31, 2010, 2009 and 2008, respectively, as their effect was antidilutive to net income available to common stockholders.

  Diluted EPS excludes 122,500, 127,500 and 138,934 of unexercised stock options for the years ended December 31, 2010, 2009 and 2008, respectively, as their effect was antidilutive to net income available to common stockholders.

  Diluted EPS excludes 935,358 and 2,185,358 of unexercised stock warrants for the years ended December 31, 2010 and 2009, respectively, as their effect was antidilutive to net income available to common stockholders.

(2)
Diluted EPS excludes 11,596,953 and 11,990,731 partnership units for the years ended December 31, 2010 and 2009, respectively, as their effect was antidilutive to net income available to common stockholders.

4. Investments in Unconsolidated Joint Ventures:

        The following are the Company's investments in various joint ventures or properties jointly owned with third parties. The Company's interest in each joint venture as of December 31, 2010 is as follows:

Joint Venture	Ownership %(1)
Biltmore Shopping Center Partners LLC	50.0%
Camelback Colonnade Associates LP	75.0%
Chandler Gateway Partners LLC	50.0%
Chandler Village Center, LLC	50.0%
Coolidge Holding LLC	37.5%
Corte Madera Village, LLC	50.1%
Desert Sky Mall—Tenants in Common	50.0%
East Mesa Mall, L.L.C.—Superstition Springs Center	33.3%
FlatIron Property Holding, L.L.C.—FlatIron Crossing	25.0%
Jaren Associates #4	12.5%
Kierland Tower Lofts, LLC	15.0%
La Sandia Santa Monica LLC	50.0%
Macerich Northwestern Associates—Broadway Plaza	50.0%
New River Associates—Arrowhead Towne Center	33.3%
North Bridge Chicago LLC	50.0%
NorthPark Land Partners, LP	50.0%
NorthPark Partners, LP	50.0%
One Scottsdale Investors LLC	50.0%

THE MACERICH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share amounts)

4. Investments in Unconsolidated Joint Ventures: (Continued)

Joint Venture	Ownership %(1)
Pacific Premier Retail Trust	51.0%
PHXAZ/Kierland Commons, L.L.C.	24.5%
Propcor Associates	25.0%
Propcor II Associates, LLC—Boulevard Shops	50.0%
SanTan Festival, LLC—Chandler Festival	50.0%
SanTan Village Phase 2 LLC	34.9%
Queens Mall Limited Partnership	51.0%
Queens Mall Expansion Limited Partnership	51.0%
Scottsdale Fashion Square Partnership	50.0%
SDG Macerich Properties, L.P.	50.0%
Superstition Springs Holding LLC	50.0%
The Market at Estrella Falls LLC	39.7%
Tysons Corner LLC	50.0%
Tysons Corner Property Holdings II LLC	50.0%
Tysons Corner Property LLC	50.0%
WM Inland, L.L.C.	50.0%
West Acres Development, LLP	19.0%
Westcor/Gilbert, L.L.C.	50.0%
Westcor/Queen Creek LLC	37.8%
Westcor/Surprise Auto Park LLC	33.3%
Westpen Associates	50.0%
Wilshire Building—Tenants in Common	30.0%
WM Ridgmar, L.P.	50.0%
Zengo Restaurant Santa Monica LLC	50.0%

(1)
The Operating Partnership's ownership interest in this table reflects its legal ownership interest but may not reflect its economic interest since each joint venture has specific terms regarding cash flow, profits and losses, allocations, capital requirements and other matters.

        The Company has recently made the following investments and dispositions in unconsolidated joint ventures:

        On January 10, 2008, the Company, in a 50/50 joint venture, acquired The Shops at North Bridge, a 679,073 square foot urban shopping center in Chicago, Illinois, for a total purchase price of $515,000. The Company's share of the purchase price was funded by the assumption of a pro rata share of the $205,000 fixed rate mortgage on the Center and by borrowings under the Company's line of credit. The results of The Shops at North Bridge are included below for the period subsequent to its date of acquisition.

        On June 11, 2008, the Company became a 50% owner in a joint venture that acquired One Scottsdale, which plans to develop a mixed-use property in Scottsdale, Arizona. The Company's share

THE MACERICH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share amounts)

4. Investments in Unconsolidated Joint Ventures: (Continued)

of the purchase price was $52,500, which was funded by borrowings under the Company's line of credit. The results of One Scottsdale are included below for the period subsequent to its date of acquisition.

        On December 19, 2008, the Company sold a fee and/or ground leasehold interest in three freestanding Mervyn's department stores to Pacific Premier Retail Trust, one of the Company's joint ventures, for $43,405, resulting in a gain on sale of assets of $1,511. The Company's pro rata share of the proceeds was used to pay down the Company's line of credit. See Mervyn's in Note 16—Discontinued Operations.

        On July 30, 2009, the Company sold a 49% ownership interest in Queens Center to a third party for $152,654, resulting in a gain on sale of assets of $154,156 (See Note 6—Property.) The Company used the proceeds from the sale of the ownership interest in the property to pay down the term loan (See "Term Loan" in Note 11—Bank and Other Notes Payable) and for general corporate purposes. The results of Queens Center are included below for the period subsequent to the sale of the ownership interest.

        On September 3, 2009, the Company formed a joint venture with a third party whereby the Company sold a 75% interest in FlatIron Crossing. As part of this transaction, the Company issued three warrants for an aggregate of 1,250,000 shares of common stock of the Company (See Note 15—Stockholders' Equity). The Company received $123,750 in cash proceeds for the overall transaction, of which $8,068 was attributed to the warrants. The proceeds attributable to the interest sold exceeded the Company's carrying value in the interest sold by $28,720. However, due to certain contractual rights afforded to the buyer of the interest in FlatIron Crossing, the Company has only recognized a gain on sale of $2,506 (See Note 6—Property). The remaining net cash proceeds in excess of the Company's carrying value in the interest sold of $26,214 has been included in other accrued liabilities and will not be recognized until dissolution of the joint venture or disposition of the Company's or buyer's interest in the joint venture. The Company used the proceeds from the sale of the ownership interest to pay down the term loan and for general corporate purposes. The results of FlatIron Crossing are included below for the period subsequent to the sale of the ownership interest.

THE MACERICH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share amounts)

4. Investments in Unconsolidated Joint Ventures: (Continued)

        Combined and condensed balance sheets and statements of operations are presented below for all unconsolidated joint ventures.

Combined and Condensed Balance Sheets of Unconsolidated Joint Ventures as of December 31:

	2010	2009
Assets(1):
Properties, net	$5,047,022	$5,294,495
Other assets	470,922	518,946

Total assets	$5,517,944	$5,813,441

Liabilities and partners' capital(1):
Mortgage notes payable(2)	$4,617,127	$4,807,262
Other liabilities	211,942	208,863
Company's capital	349,175	377,711
Outside partners' capital	339,700	419,605

Total liabilities and partners' capital	$5,517,944	$5,813,441

Investment in unconsolidated joint ventures:
Company's capital	$349,175	$377,711
Basis adjustment(3)	591,903	601,433

	$941,078	$979,144

Assets—Investments in unconsolidated joint ventures	$1,006,123	$1,046,196
Liabilities—Distributions in excess of investments in unconsolidated joint ventures	(65,045)	(67,052)

	$941,078	$979,144

(1)
These amounts include the assets and liabilities of the following joint ventures as of December 31, 2010 and 2009:

	SDG Macerich Properties, L.P.	Pacific Premier Retail Trust	Tysons Corner LLC
As of December 31, 2010:
Total Assets	$817,995	$1,101,186	$330,117
Total Liabilities	$815,884	$1,019,513	$324,527
As of December 31, 2009:
Total Assets	$850,593	$1,122,156	$323,535
Total Liabilities	$818,912	$1,030,429	$328,780

THE MACERICH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share amounts)

4. Investments in Unconsolidated Joint Ventures: (Continued)

(2)
Certain joint ventures have debt that could become recourse debt to the Company should the joint venture be unable to discharge the obligations of the related debt. As of December 31, 2010 and 2009, a total of $17,143 and $17,450, respectively, could become recourse debt to the Company.

Included in mortgage notes payable are amounts due to affiliates of Northwestern Mutual Life ("NML") of $573,239 and $581,774 as of December 31, 2010 and 2009, respectively. NML is considered a related party because they are a joint venture partner with the Company in Macerich Northwestern Associates—Broadway Plaza. Interest expense incurred on these borrowings amounted to $40,876, $33,947 and $10,432 for the years ended December 31, 2010, 2009 and 2008, respectively.

(3)
This represents the difference between the cost of an investment and the book value of the underlying equity of the joint venture. The Company is amortizing this difference into income on a straight-line basis, consistent with the lives of the underlying assets. The amortization of this difference was $7,327, $9,214 and $8,818 for the years ended December 31, 2010, 2009 and 2008, respectively.

THE MACERICH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share amounts)

4. Investments in Unconsolidated Joint Ventures: (Continued)

        Combined and Condensed Statements of Operations of Unconsolidated Joint Ventures:

	SDG Macerich Properties, L.P.	Pacific Premier Retail Trust	Tysons Corner LLC	Other Joint Ventures	Total
Year Ended December 31, 2010
Revenues:
Minimum rents	$90,187	$131,204	$59,587	$354,369	$635,347
Percentage rents	4,411	5,487	1,585	17,402	28,885
Tenant recoveries	44,651	50,626	38,162	183,349	316,788
Other	3,653	6,688	2,975	31,428	44,744

Total revenues	142,902	194,005	102,309	586,548	1,025,764

Expenses:
Shopping center and operating expenses	51,004	55,680	32,025	227,959	366,668
Interest expense	46,530	51,796	16,204	155,775	270,305
Depreciation and amortization	30,796	38,928	18,745	122,195	210,664

Total operating expenses	128,330	146,404	66,974	505,929	847,637

Gain on sale of assets	6	468	—	102	576
Loss on early extinguishment of debt	—	(1,352)	—	—	(1,352)

Net income	$14,578	$46,717	$35,335	$80,721	$177,351

Company's equity in net income	$7,290	$23,972	$13,917	$34,350	$79,529

Year Ended December 31, 2009
Revenues:
Minimum rents	$92,253	$131,785	$62,293	$310,526	$596,857
Percentage rents	4,615	5,039	1,353	15,949	26,956
Tenant recoveries	48,626	50,074	37,475	152,772	288,947
Other	3,774	4,583	2,617	24,183	35,157

Total revenues	149,268	191,481	103,738	503,430	947,917

Expenses:
Shopping center and operating expenses	56,189	54,722	31,675	189,223	331,809
Interest expense	46,686	51,466	15,761	128,755	242,668
Depreciation and amortization	30,898	36,345	17,953	113,746	198,942

Total operating expenses	133,773	142,533	65,389	431,724	773,419

Loss on sale of assets	(931)	—	—	(2,085)	(3,016)

Net income	$14,564	$48,948	$38,349	$69,621	$171,482

Company's equity in net income	$7,282	$24,894	$19,175	$16,809	$68,160

THE MACERICH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share amounts)

4. Investments in Unconsolidated Joint Ventures: (Continued)

	SDG Macerich Properties, L.P.	Pacific Premier Retail Trust	Tysons Corner LLC	Other Joint Ventures	Total
Year Ended December 31, 2008
Revenues:
Minimum rents	$96,413	$130,780	$60,318	$281,577	$569,088
Percentage rents	4,877	5,177	2,246	18,606	30,906
Tenant recoveries	52,736	50,690	36,818	135,142	275,386
Other	3,656	4,706	2,168	42,564	53,094

Total revenues	157,682	191,353	101,550	477,889	928,474

Expenses:
Shopping center and operating expenses	63,982	54,092	30,714	167,918	316,706
Interest expense	46,778	45,995	16,385	118,680	227,838
Depreciation and amortization	31,129	32,627	17,875	101,817	183,448

Total operating expenses	141,889	132,714	64,974	388,415	727,992

Gain on sale of assets	606	—	—	17,380	17,986

Net income	$16,399	$58,639	$36,576	$106,854	$218,468

Company's equity in net income	$8,200	$29,471	$18,288	$37,872	$93,831

        Significant accounting policies used by the unconsolidated joint ventures are similar to those used by the Company.

5. Derivative Instruments and Hedging Activities:

        Amounts paid (received) as a result of interest rate agreements are recorded as an addition (reduction) to (of) interest expense. The Company recorded other comprehensive income (loss) related to the marking-to-market of interest rate agreements of $22,160, $28,028 and ($29,902) for the years ended December 31, 2010, 2009 and 2008, respectively. The amount expected to be reclassified to interest expense in the next 12 months is immaterial.

THE MACERICH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share amounts)

5. Derivative Instruments and Hedging Activities: (Continued)

        The following derivatives were outstanding at December 31, 2010:

Property/Entity(1)	Notional Amount	Product	Rate	Maturity	Fair Value
La Cumbre Plaza	$30,000	Cap	3.00%	6/9/2011	$—
Paradise Valley Mall	85,000	Cap	5.00%	9/12/2011	—
The Oaks	150,000	Cap	6.25%	7/1/2011	—
Victor Valley Mall	100,000	Swap	5.08%	4/25/2011	(1,515)
Vintage Faire Mall	135,000	Swap	5.08%	4/25/2011	(2,046)
Westside Pavilion	175,000	Cap	5.50%	6/5/2011	—
Westside Pavilion	165,000	Swap	5.08%	4/25/2011	(2,500)

(1)
See additional disclosure in Note 10—Mortgage Notes Payable.

	Asset Derivatives			Liability Derivatives
		2010	2009		2010	2009
	Balance Sheet Location	Fair Value	Fair Value	Balance Sheet Location	Fair Value	Fair Value
Derivatives designated as hedging instruments
Interest rate cap agreements	Other assets	$—	$80	Other liabilities	$—	$—
Interest rate swap agreements	Other assets	—	—	Other liabilities	6,061	28,206

Total derivatives designated as hedging instruments		—	80		6,061	28,206

Derivatives not designated as hedging instruments
Interest rate cap agreements	Other assets	—	—	Other liabilities	—	—
Interest rate swap agreements	Other assets	—	—	Other liabilities	—	—

Total derivatives not designated as hedging instruments		—	—		—	—

Total derivatives		$—	$80		$6,061	$28,206

        The following table presents the Company's derivative instruments measured at fair value as of December 31, 2010:

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets
Derivative instruments	$—	$—	$—	$—
Liabilities
Derivative instruments	—	6,061	—	6,061

        Although the Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its

THE MACERICH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share amounts)

5. Derivative Instruments and Hedging Activities: (Continued)

derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself and its counterparties. However, as of December 31, 2010, the Company has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and has determined that the credit valuation adjustments are not significant to the overall valuation of its derivatives. As a result, the Company has determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

6. Property:

        Property at December 31, 2010 and 2009 consists of the following:

	2010	2009
Land	$1,158,139	$1,052,761
Building improvements	4,934,391	4,614,706
Tenant improvements	398,556	338,259
Equipment and furnishings	124,530	108,199
Construction in progress	292,891	583,334

	6,908,507	6,697,259
Less accumulated depreciation	(1,234,380)	(1,039,320)

	$5,674,127	$5,657,939

        Depreciation expense for the years ended December 31, 2010, 2009 and 2008 was $204,947, $219,391 and $188,659, respectively.

        The Company recognized a gain on the sale of land of $0, $5,073 and $1,387 for the years ended December 31, 2010, 2009 and 2008, respectively, and a gain (loss) on sale or write down of assets of $497, $156,864 and ($32,298) for the years ended December 31, 2010, 2009 and 2008, respectively.

        The gain on sale or write down of assets for the year ended December 31, 2009 includes a gain of $154,156 on the sale of a 49% interest in Queens Center and a gain of $2,506 on the sale of a 75% interest in FlatIron Crossing. (See Note 4—Investments in Unconsolidated Joint Ventures.)

        The loss on sale or write down of assets for the year ended December 31, 2008 includes an impairment charge of $19,237 to reduce the carrying value of land held for development, the write-off of $8,613 in costs on development projects the Company determined not to pursue and a charge of $5,347 related to the Company's termination of its plan to sell its portfolio of former Mervyn's stores located at shopping centers not owned or managed by the Company (See Note 16—Discontinued Operations). As a result of its decision not to sell the Mervyn's portfolio, the Company revalued the assets related to the stores at the lower of their (i) carrying amount before the assets were classified as held for sale, adjusted for depreciation that would otherwise have been recognized had the assets been continuously classified as held and used, or (ii) the fair value of the assets at the date subsequent to the decision not to sell. Accordingly, the Company recorded a loss on sale or write-down of assets.

THE MACERICH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share amounts)

7. Marketable Securities:

        Marketable Securities at December 31, 2010 and 2009 consists of the following:

	2010	2009
Government debt securities, at par value	$26,509	$27,825
Less discount	(574)	(855)

	25,935	26,970
Unrealized gain	2,612	2,637

Fair value	$28,547	$29,607

        Future contractual maturities of marketable securities at December 31, 2010 are as follows:

1 year or less	$1,362
2 to 5 years	25,147

$26,509

        The proceeds from maturities and interest receipts from the marketable securities are restricted to the service of the Greeley Note (See Note 11—Bank and Other Notes Payable).

8. Tenant and Other Receivables, net:

        Included in tenant and other receivables, net, is an allowance for doubtful accounts of $5,411 and $5,943 at December 31, 2010 and 2009, respectively. Also included in tenant and other receivables, net are accrued percentage rents of $5,827 and $4,912 at December 31, 2010 and 2009, respectively.

        Included in tenant and other receivables, net, are the following notes receivable:

        On March 31, 2006, the Company received a note receivable that is secured by a deed of trust, bears interest at 5.5% and matures on March 31, 2031. At December 31, 2010 and 2009, the note had a balance of $8,992 and $9,227, respectively.

        On January 1, 2008, in connection with the redemption of participating preferred units, the Company received an unsecured note receivable that bore interest at 9.0% and matured on June 30, 2010. The note was paid off in full on June 30, 2010 and had a balance at December 31, 2009 of $11,763.

        On August 18, 2009, the Company received a note receivable from J&R Holdings XV, LLC ("Pederson") that bears interest at 11.55% and matures on December 31, 2013. Pederson is considered a related party because it has an ownership interest in Promenade at Casa Grande. The note is secured by Pederson's interest in Promenade at Casa Grande. Interest income on the note was $138 and $67 for the years ended December 31, 2010 and 2009, respectively. The balance on the note at December 31, 2010 and 2009 was $3,445 and $1,800, respectively.

THE MACERICH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share amounts)

9. Deferred Charges And Other Assets, net:

        Deferred charges and other assets, net at December 31, 2010 and 2009 consist of the following:

	2010	2009
Leasing	$189,853	$149,155
Financing	57,564	48,287
Intangible assets(1):
In-place lease values	99,328	109,705
Leasing commissions and legal costs	29,088	30,925
Other assets	152,167	116,484

	528,000	454,556
Less accumulated amortization(2)	(211,031)	(177,634)

	$316,969	$276,922

(1)
The estimated amortization of these intangibles assets for the next five years and thereafter is as follows:

Year Ending December 31,
2011	$10,792
2012	7,083
2013	6,156
2014	5,179
2015	4,257
Thereafter	34,090

$67,557

(2)
Accumulated amortization includes $60,859 and $58,188 relating to intangibles assets at December 31, 2010 and 2009, respectively. Amortization expense for intangible assets was $14,886, $19,815 and $65,119 for the years ended December 31, 2010, 2009 and 2008, respectively.

THE MACERICH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share amounts)

9. Deferred Charges And Other Assets, net: (Continued)

        The allocated values of above-market leases included in deferred charges and other assets, net and below-market leases included in other accrued liabilities at December 31, 2010 and 2009 consist of the following:

	2010	2009
Above-Market Leases
Original allocated value	$50,615	$50,573
Less accumulated amortization	(36,935)	(33,632)

	$13,680	$16,941

Below-Market Leases
Original allocated value	$121,813	$120,227
Less accumulated amortization	(83,780)	(71,416)

	$38,033	$48,811

        The allocated values of above and below-market leases will be amortized into minimum rents on a straight-line basis over the individual remaining lease terms. The estimated amortization of these values for the next five years and thereafter is as follows:

Year Ending December 31,	Above Market	Below Market
2011	$2,373	$8,971
2012	1,464	7,256
2013	1,205	6,041
2014	980	5,235
2015	891	4,432
Thereafter	6,767	6,098

	$13,680	$38,033

THE MACERICH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share amounts)

10. Mortgage Notes Payable:

        Mortgage notes payable at December 31, 2010 and 2009 consist of the following:

	Carrying Amount of Mortgage Notes(1)
	2010		2009
					Interest Rate(2)	Monthly Debt Service(3)	Maturity Date
Property Pledged as Collateral	Other	Related Party	Other	Related Party
Capitola Mall	$—	$33,459	$—	$35,550	7.13%	$380	2011
Carmel Plaza(4)	—	—	24,309	—	—	—	—
Chandler Fashion Center(5)	159,360		163,028	—	5.50%	1,043	2012
Chesterfield Towne Center(6)	50,462	—	52,369	—	9.07%	548	2024
Danbury Fair Mall(7)	109,657	109,657	163,111	—	5.53%	1,351	2020
Deptford Mall	172,500	—	172,500	—	5.41%	778	2013
Deptford Mall	15,248	—	15,451	—	6.46%	101	2016
Fiesta Mall	84,000	—	84,000	—	4.98%	348	2015
Flagstaff Mall	37,000	—	37,000	—	5.03%	155	2015
Freehold Raceway Mall(5)(8)	232,900	—	165,546	—	4.20%	805	2018
Fresno Fashion Fair	82,792	82,791	83,781	83,780	6.76%	1,104	2015
Great Northern Mall	38,077	—	38,854	—	5.19%	234	2013
Hilton Village	8,581	—	8,564	—	5.27%	37	2012
La Cumbre Plaza(9)	23,113	—	30,000	—	2.44%	22	2011
Northgate, The Mall at(10)	38,115		8,844		7.00%	191	2013
Northridge Mall(11)	—	—	71,486	—	—	—	—
Oaks, The(12)	165,000	—	165,000	—	2.31%	276	2011
Oaks, The(13)	92,264	—	92,224	—	2.83%	184	2011
Pacific View	84,096	—	85,797	—	7.20%	649	2011
Panorama Mall(14)	—	—	50,000	—	—	—	—
Paradise Valley Mall(15)	85,000	—	85,000	—	6.30%	390	2012
Prescott Gateway	60,000	—	60,000	—	5.86%	293	2011
Promenade at Casa Grande(16)	79,104	—	86,617	—	5.21%	297	2013
Rimrock Mall	40,650	—	41,430	—	7.57%	320	2011
Salisbury, Center at	115,000	—	115,000	—	5.83%	559	2016
Santa Monica Place(17)	—	—	76,652	—	—	—	—
SanTan Village Regional Center(18)	138,087	—	136,142	—	2.94%	289	2011
Shoppingtown Mall	39,675	—	41,381	—	5.01%	319	2011
South Plains Mall(19)	104,132	—	53,936	—	6.53%	648	2015
South Towne Center	87,726	—	88,854	—	6.39%	554	2015
Towne Mall	13,348	—	13,869	—	4.99%	100	2012
Tucson La Encantada	—	76,437	—	77,497	5.84%	448	2012
Twenty Ninth Street(20)	106,244	—	106,703	—	5.45%	483	2011
Valley River Center	120,000	—	120,000	—	5.59%	559	2016
Valley View Center(21)	125,000	—	125,000	—	5.81%	596	2011
Victor Valley, Mall of(22)	100,000	—	100,000	—	6.94%	578	2011
Vintage Faire Mall(23)	135,000	—	62,186	—	8.37%	942	2015
Westside Pavilion(24)	175,000	—	175,000	—	7.81%	1,130	2011
Wilton Mall(25)	40,000	—	39,575	—	1.26%	31	2013

	$2,957,131	$302,344	$3,039,209	$196,827

(1)
The mortgage notes payable balances include the unamortized debt premiums (discounts). Debt premiums (discounts) represent the excess (deficiency) of the fair value of debt over (under) the principal value of debt assumed in various acquisitions and are amortized into interest expense over the remaining term of the related debt in a manner that approximates the effective interest method.

THE MACERICH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share amounts)

10. Mortgage Notes Payable: (Continued)

  Debt premiums (discounts) as of December 31, 2010 and 2009 consist of the following:

Property Pledged as Collateral	2010	2009
Danbury Fair Mall(7)	$—	$4,938
Deptford Mall	(30)	(36)
Freehold Raceway Mall(8)	—	5,507
Great Northern Mall	(82)	(110)
Hilton Village	(19)	(36)
Shoppingtown Mall	482	1,565
Towne Mall	183	277

	$534	$12,105

(2)
The interest rate disclosed represents the effective interest rate, including the debt premiums (discounts), deferred finance costs and notional amounts covered by interest rate swap agreements.

(3)
The monthly debt service represents the monthly payment of principal and interest.

(4)
On April 7, 2010, the loan was paid off in full.

(5)
On September 30, 2009, 49.9% of the loan was assumed by a third party in connection with entering into a co-venture arrangement with that unrelated party. See Note 12—Co-Venture Arrangement.

(6)
In addition to monthly principal and interest payments, contingent interest, as defined in the loan agreement, may be due to the extent that 35% of the amount by which the property's gross receipts exceeds a base amount. The Company recognized contingent interest expense of $0, ($331) and $285 for the year ended December 31, 2010, 2009 and 2008, respectively. This loan was paid off in full on February 1, 2011.

(7)
On September 10, 2010, the Company replaced the existing loan on the property with a new $220,000 loan that bears interest at 5.53% and matures on October 1, 2020. In addition, the loan provides for $30,000 of additional borrowings at 5.50% depending on certain conditions. As a result of the refinancing of the debt, the Company recognized a gain on early extinguishment of $2,123, which represented the unamortized premium then outstanding.

(8)
On December 29, 2010, the Company replaced the existing loan on the property with a new $232,900 loan that bears interest at 4.20% and matures on January 1, 2018. As a result of the refinancing of the debt, the Company recognized a gain on early extinguishment of debt of $2,073, which represented the unamortized premium then outstanding.

(9)
The loan bears interest at LIBOR plus 0.88% that was set to mature on December 9, 2010. On the maturity date, the loan was extended to December 9, 2011 and has a remaining extension option, subject to certain conditions, to extend to June 9, 2012. The loan is covered by an interest rate cap agreement that effectively prevents LIBOR from exceeding 3.0% over the loan term. See Note 5—Derivative Instruments and Hedging Activities. The total interest rate was 2.44% and 2.11% at December 31, 2010 and 2009, respectively.

(10)
The construction loan allows for total borrowings of up to $60,000, bears interest at LIBOR plus 4.50% with a total interest rate floor of 6.0% and matures on January 1, 2013, with two one-year

THE MACERICH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share amounts)

10. Mortgage Notes Payable: (Continued)

  extension options. The loan also includes options for additional borrowings of up to $20,000 depending on certain conditions. The total interest rate was 7.00% and 6.90% at December 31, 2010 and 2009, respectively.

(11)
On February 12, 2010, the loan was paid off in full.

(12)
The loan bears interest at LIBOR plus 1.75% and matures on July 10, 2011 with two one-year extension options. The Company placed an interest rate cap agreement on the loan that effectively prevents LIBOR from exceeding 6.25% on $150,000 of the loan amount over the loan term. See Note 5—Derivative Instruments and Hedging Activities. At December 31, 2010 and 2009, the total interest rate was 2.31% and 2.28%, respectively.

(13)
The construction loan allows for total borrowings of up to $135,000, bears interest at LIBOR plus a spread of 1.75% to 2.10%, depending on certain conditions and matures on July 10, 2011, with two one-year extension options. At December 31, 2010 and 2009, the total interest rate was 2.83% and 6.75%, respectively.

(14)
On July 2, 2010, the loan was paid off in full.

(15)
The loan bears interest at LIBOR plus 4.0% with a total interest rate floor of 5.50% and matures on August 31, 2012 with two one-year extension options. The loan is covered by an interest rate cap agreement that effectively prevents LIBOR from exceeding 5.0% over the loan term. See Note 5—Derivative Instruments and Hedging Activities. At December 31, 2010 and 2009, the total interest rate was 6.30%.

(16)
On December 30, 2010, the Company replaced the existing loan on the property with a new $79,104 loan that bears interest at LIBOR plus 4.0% with a LIBOR rate floor of 0.50% and matures on December 30, 2013. At December 31, 2010 the total interest rate was 5.21%.

(17)
On October 1, 2010, the loan was paid off in full.

(18)
The construction loan allows for total borrowings of up to $145,000 and bears interest at LIBOR plus a spread of 2.10% to 2.25%, depending on certain conditions. The loan matures on June 13, 2011, with two one-year extension options. At December 31, 2010 and 2009, the total interest rate was 2.94% and 2.93%, respectively.

(19)
On March 31, 2010, the Company replaced the existing loan on the property with a new $105,000 fixed rate loan that bears interest at 6.53% and matures on April 11, 2015.

(20)
The loan bears interest at LIBOR plus 3.40% with a total interest rate floor of 5.25% and was to mature on March 25, 2011. At December 31, 2010 and 2009, the total interest rate was 5.45% and 10.02%, respectively. On January 18, 2011, the Company replaced the existing loan on the property with a new $107,000 loan that bears interest at LIBOR plus 2.63% with no interest rate floor and matures on January 18, 2016.

(21)
On July 15, 2010, a court appointed receiver ("Receiver") assumed operational control of Valley View Center and responsibility for managing all aspects of the property. The Company anticipates the disposition of the asset, which is under the control of the Receiver, will be executed through foreclosure, deed in lieu of foreclosure, or by some other means, and is expected to be completed within the next twelve months. Although the Company is no longer funding any cash shortfall, it will continue to record the operations of Valley View Center until the title for the Center is

THE MACERICH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share amounts)

10. Mortgage Notes Payable: (Continued)

  transferred and its obligation for the loan is discharged. Once title to the Center is transferred, the Company will remove the net assets and liabilities from the Company's consolidated balance sheets. The mortgage note payable on Valley View Center is non-recourse to the Company.

(22)
The loan bears interest at LIBOR plus 1.60% and matures on May 6, 2011, with two one-year extension options. The Company placed an interest rate swap on the loan that effectively converts the loan from floating rate debt to fixed rate debt of 6.94% until April 25, 2011. See Note 5—Derivative Instruments and Hedging Activities. At December 31, 2010 and 2009, the total interest rate on the loan was 6.94% and 2.09%, respectively.

(23)
On April 27, 2010, the Company replaced the existing loan on the property with a new $135,000 loan that bears interest at LIBOR plus 3.0% and matures on April 27, 2015. The Company placed an interest rate swap on the loan that effectively converts the loan from floating rate debt to fixed rate debt of 8.37% until April 25, 2011. See Note 5—Derivative Instruments and Hedging Activities. At December 31, 2010, the total interest rate was 8.37%.

(24)
The loan bears interest at LIBOR plus 2.00% and matures on June 5, 2011, with two one-year extension options. The loan is covered by an interest rate cap agreement that effectively prevents LIBOR from exceeding 5.50% over the initial loan term. In addition, the Company placed an interest rate swap on the loan that effectively converts $165,000 of the loan amount from floating rate debt to fixed rate debt of 8.08% until April 25, 2011. See Note 5—Derivative Instruments and Hedging Activities. At December 31, 2010 and 2009, the total interest rate on the loan was 7.81% and 3.24%, respectively.

(25)
On August 2, 2010, the Company replaced the existing loan on the property with a new $40,000 loan that bears interest at LIBOR plus 0.675% and matures August 1, 2013. As additional collateral for the loan, the Company is required to maintain a deposit of $40,000 with the lender. The interest on the deposit is not restricted. At December 31, 2010, the total interest rate was 1.26%.

        Most of the mortgage loan agreements contain a prepayment penalty provision for the early extinguishment of the debt.

        The Company expects all 2011 loan maturities, except Valley View Center, will be refinanced, extended and/or paid-off from the Company's line of credit or with cash on hand.

        Total interest expense capitalized during the years ended December 31, 2010, 2009 and 2008 was $25,664, $21,294 and $33,281, respectively.

        Related party mortgage notes payable are amounts due to affiliates of NML. See Note 19—Related-Party Transactions for interest expense associated with loans from NML.

        The fair value of mortgage notes payable at December 31, 2010 and 2009 was $3,438,674 and $2,897,332, respectively, based on current interest rates for comparable loans. The method for computing fair value was determined using a present value model and an interest rate that included a credit value adjustment based on the estimated value of the property that serves as collateral for the underlying debt.

THE MACERICH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share amounts)

10. Mortgage Notes Payable: (Continued)

        The future maturities of mortgage notes payable are as follows:

2011	$1,200,656
2012	348,981
2013	380,380
2014	16,123
2015	597,278
Thereafter	715,523

3,258,941
Debt premium, net	534

$3,259,475

11. Bank and Other Notes Payable:

        Bank and other notes payable consist of the following:

  Convertible Senior Notes ("Senior Notes"):

        On March 16, 2007, the Company issued $950,000 in Senior Notes that are to mature on March 15, 2012. The Senior Notes bear interest at 3.25%, payable semiannually, are senior to unsecured debt of the Company and are guaranteed by the Operating Partnership. Prior to December 14, 2011, upon the occurrence of certain specified events, the Senior Notes will be convertible at the option of the holder into cash, shares of the Company's common stock or a combination of cash and shares of the Company's common stock, at the election of the Company, at an initial conversion rate of 8.9702 shares per $1 principal amount. On and after December 15, 2011, the Senior Notes will be convertible at any time prior to the second business day preceding the maturity date at the option of the holder at the initial conversion rate. The initial conversion price of approximately $111.48 per share represented a 20% premium over the closing price of the Company's common stock on March 12, 2007. In addition, the Senior Notes are covered by two capped calls that effectively increased the conversion price of the Senior Notes to approximately $130.06, which represents a 40% premium to the March 12, 2007 closing price of $92.90 per common share of the Company. The initial conversion rate is subject to adjustment under certain circumstances. Holders of the Senior Notes do not have the right to require the Company to repurchase the Senior Notes prior to maturity except in connection with the occurrence of certain fundamental change transactions.

        During the years ended December 31, 2010 and 2009, the Company repurchased and retired $18,468 and $89,065, respectively, of the Senior Notes for $18,283 and $54,135, respectively, and recorded a (loss) gain on the early extinguishment of debt of ($489) and $29,824, respectively. The repurchases were funded by borrowings under the Company's line of credit and/or from cash proceeds from the Company's April 2010 common stock offering.

        The carrying value of the Senior Notes at December 31, 2010 and 2009 was $606,971 and $614,245, respectively, which included an unamortized discount of $12,661 and $23,855, respectively. The unamortized discount is amortized into interest expense over the term of the Senior Notes in a manner that approximates the effective interest method. As of December 31, 2010 and 2009, the effective

THE MACERICH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share amounts)

11. Bank and Other Notes Payable: (Continued)

interest rate was 5.41%. The fair value of the Senior Notes at December 31, 2010 and 2009 was $619,632 and $596,624, respectively, based on the quoted market price on each date.

  Line of Credit:

        The Company has a $1,500,000 revolving line of credit that bears interest at LIBOR plus a spread of 0.75% to 1.10% depending on the Company's overall leverage that was scheduled to mature on April 25, 2010. On April 25, 2010, the Company extended the maturity date to April 25, 2011.

        On April 20, 2010, the Company paid down in full the line of credit with a portion of the proceeds from its equity offering of common stock. See Note 15—Stockholders' Equity. As of December 31, 2010, there were no borrowings outstanding on the line of credit. As of December 31, 2009, borrowings outstanding on the line of credit were $655,000 at an average interest rate of 6.10%. The fair value of the Company's line of credit at December 31, 2009 was $643,662 based on a present value model using current interest rate spreads offered to the Company for comparable debt.

  Term Loan:

        On April 25, 2005, the Company obtained a five-year, $450,000 term loan that bore interest at LIBOR plus 1.50%. The loan was paid off during the year ended December 31, 2009 from the proceeds of sales of ownership interests in Queens Center and FlatIron Crossing (See Note 4—Investments in Unconsolidated Joint Ventures) and through additional borrowings under the Company's line of credit.

  Greeley Note:

        On July 27, 2006, concurrent with the sale of Greeley Mall, the Company provided marketable securities to replace Greeley Mall as collateral for the mortgage note payable on the property (See Note 7—Marketable Securities). As a result of this transaction, the mortgage note payable was reclassified to bank and other notes payable. This note bears interest at an effective rate of 6.34% and matures in September 2013. At December 31, 2010 and 2009, the Greeley note had a balance outstanding of $25,624 and $26,353, respectively. The fair value of the note at December 31, 2010 and 2009 was $23,967 and $20,589, respectively, based on current interest rates for comparable loans. The method for computing fair value was determined using a present value model and an interest rate that included a credit value adjustment based on the estimated value of the property that serves as collateral for the underlying debt.

        As of December 31, 2010 and 2009, the Company was in compliance with all applicable financial loan covenants.

THE MACERICH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share amounts)

11. Bank and Other Notes Payable: (Continued)

        The future maturities of bank and other notes payable are as follows:

2011	$776
2012	620,453
2013	24,027

645,256
Debt discount	(12,661)

$632,595

12. Co-Venture Arrangement:

        On September 30, 2009, the Company formed a joint venture, whereby a third party acquired a 49.9% interest in Freehold Raceway Mall and Chandler Fashion Center. As part of this transaction, the Company issued a warrant in favor of the third party to purchase 935,358 shares of common stock of the Company at an exercise price of $46.68 per share. See "Warrants" in Note 15—Stockholders' Equity. The Company received approximately $174,650 in cash proceeds for the overall transaction, of which $6,496 was attributed to the warrants. The Company used the proceeds from this transaction to pay down the line of credit.

        As a result of the Company having certain rights under the agreement to repurchase the assets after the seventh year of the venture formation, the transaction did not qualify for sale treatment. The Company, however, is not obligated to repurchase the assets. The transaction has been accounted for as a profit-sharing arrangement, and accordingly the assets, liabilities and operations of the properties remain on the books of the Company and a co-venture obligation was established for the amount of $168,154, representing the net cash proceeds received from the third party less costs allocated to the warrant. The co-venture obligation is increased for the allocation of income to the co-venture partner and decreased for distributions to the co-venture partner.

13. Noncontrolling Interests:

        The Company allocates net income of the Operating Partnership based on the weighted average ownership interest during the period. The net income of the Operating Partnership that is not attributable to the Company is reflected in the consolidated statements of operations as noncontrolling interests. The Company adjusts the noncontrolling interests in the Operating Partnership at the end of each period to reflect its ownership interest in the Company. The Company had a 92% and 89% ownership interest in the Operating Partnership as of December 31, 2010 and 2009, respectively. The remaining 8% and 11% limited partnership interest as of December 31, 2010 and 2009, respectively, was owned by certain of the Company's executive officers and directors, certain of their affiliates, and other third party investors in the form of OP Units. The OP Units may be redeemed for shares of stock or cash, at the Company's option. The redemption value for each OP Unit as of any balance sheet date is the amount equal to the average of the closing price per share of the Company's common stock, par value $0.01 per share, as reported on the New York Stock Exchange for the ten trading days ending on the respective balance sheet date. Accordingly, as of December 31, 2010 and 2009, the aggregate redemption value of the then-outstanding OP Units not owned by the Company was $538,794 and $422,074, respectively.

THE MACERICH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share amounts)

13. Noncontrolling Interests: (Continued)

        The Company issued common and preferred units of MACWH, LP in April 2005 in connection with the acquisition of the Wilmorite portfolio. The common and preferred units of MACWH, LP are redeemable at the election of the holder, the Company may redeem them for cash or shares of the Company's stock at the Company's option, and they are classified as permanent equity.

        Included in permanent equity are outside ownership interests in various consolidated joint ventures. The joint ventures do not have rights that require the Company to redeem the ownership interests in either cash or stock.

        The outside ownership interests in the Company's joint venture in Shoppingtown Mall have a purchase option for $11,366. In addition, under certain conditions as defined by the partnership agreement, these partners have the right to "put" their partnership interests to the Company. Due to the redemption feature of the ownership interest in Shoppingtown Mall, these noncontrolling interests have been included in temporary equity.

14. Cumulative Convertible Redeemable Preferred Stock:

        On February 25, 1998, the Company issued 3,627,131 shares of Series A cumulative convertible redeemable preferred stock ("Series A Preferred Stock") for proceeds totaling $100,000 in a private placement. The preferred stock was convertible on a one-for-one basis into common stock and paid a quarterly dividend equal to the greater of $0.46 per share, or the dividend then payable on a share of common stock.

        On October 18, 2007, the holder of the Series A Preferred Stock converted 560,000 shares to common shares. On May 6, 2008, the holder of the Series A Preferred Stock converted 684,000 shares to common shares. On May 8, 2008, the holder of the Series A Preferred Stock converted 1,338,860 shares to common shares. On September 17, 2008, the holder of the Series A Preferred Stock converted the remaining 1,044,271 shares to common shares.

15. Stockholders' Equity:

  Stock Dividends:

        On June 22, 2009, the Company issued 2,236,954 common shares to its common stockholders and OP Unit holders in connection with a declaration of a quarterly dividend of $0.60 per share of common stock to holders of record on May 11, 2009, consisting of a combination of cash and shares of the Company's common stock. The cash component of the dividend (not including cash paid in lieu of fractional shares) was 10% in the aggregate, or $0.06 per share, with the balance paid in shares of the Company's common stock.

        On September 21, 2009, the Company issued 1,658,023 common shares to its common stockholders and OP Unit holders in connection with a declaration of a quarterly dividend of $0.60 per share of common stock to holders of record on August 12, 2009, consisting of a combination of cash and shares of the Company's common stock. The cash component of the dividend (not including cash paid in lieu of fractional shares) was 10% in the aggregate, or $0.06 per share, with the balance paid in shares of the Company's common stock.

THE MACERICH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share amounts)

15. Stockholders' Equity: (Continued)

        On December 21, 2009, the Company issued 1,817,951 common shares to its common stockholders and OP Unit holders in connection with a declaration of a quarterly dividend of $0.60 per share of common stock to holders of record on November 12, 2009, consisting of a combination of cash and shares of the Company's common stock. The cash component of the dividend (not including cash paid in lieu of fractional shares) was 10% in the aggregate, or $0.06 per share, with the balance paid in shares of the Company's common stock.

        On March 22, 2010, the Company issued 1,449,542 common shares to its common stockholders and OP Unit holders in connection with a declaration of a quarterly dividend of $0.60 per share of common stock to holders of record on February 16, 2010, consisting of a combination of cash and shares of the Company's common stock. The cash component of the dividend (not including cash paid in lieu of fractional shares) was 10% in the aggregate, or $0.06 per share, with the balance paid in shares of the Company's common stock.

        In accordance with the provisions of Internal Revenue Service Revenue Procedure 2009-15 and 2010-12, stockholders were asked to make an election to receive the dividends all in cash or all in shares. To the extent that more than 10% of cash was elected in the aggregate, the cash portion was prorated. Stockholders who elected to receive the dividends in cash received a cash payment of at least $0.06 per share. Stockholders who did not make an election received 10% in cash and 90% in shares of common stock. The number of shares issued on June 22, 2009 as a result of the dividend was calculated based on the volume weighted average trading prices of the Company's common stock on the New York Stock Exchange on June 10, 2009 through June 12, 2009 of $19.9927. The number of shares issued on September 21, 2009 as a result of the dividend was calculated based on the volume weighted average trading prices of the Company's common stock on the New York Stock Exchange on September 9, 2009 through September 11, 2009 of $28.51. The number of shares issued on December 21, 2009 as a result of the dividend was calculated based on the volume weighted average trading prices of the Company's common stock on the New York Stock Exchange on December 9, 2009 through December 11, 2009 of $30.16. The number of shares issued on March 22, 2010 as a result of the dividend was calculated based on the volume weighted average trading prices of the Company's common stock on the New York Stock Exchange on March 10, 2010 through March 12, 2010 of $38.53.

  Warrants:

        On September 3, 2009, the Company issued three warrants in connection with the sale of a 75% ownership interest in FlatIron Crossing. (See Note 4—Investments in Unconsolidated Joint Ventures.) The warrants provide for a purchase in the aggregate of 1,250,000 shares of the Company's common stock. The warrants were valued at $8,068 and recorded as a credit to additional paid-in capital. Each warrant had a three-year term and was immediately exercisable upon its issuance. In May 2010, the warrants were exercised pursuant to the holders' net issue exercise request and the Company elected to deliver a cash payment of $17,589 in exchange for the warrants.

        On September 30, 2009, the Company issued a warrant in connection with its formation of a co-venture to own and operate Freehold Raceway Mall and Chandler Fashion Center. (See Note 12—Co-Venture Arrangement.) The warrant provides for the purchase of 935,358 shares of the Company's common stock. The warrant was valued at $6,496 and recorded as a credit to additional paid-in capital. The warrant was immediately exercisable upon its issuance and will expire 30 days after the refinancing

THE MACERICH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share amounts)

15. Stockholders' Equity: (Continued)

or repayment of each loan encumbering the Centers has closed. The warrant has an exercise price of $46.68 per share, with such price subject to anti-dilutive adjustments. The warrant allows for either gross or net issue settlement at the option of the warrant holder. In the event that the warrant holder elects a net issue settlement, the Company may elect to settle the warrant in cash or shares; provided, however, that in the event the Company elects to deliver cash, the holder may elect to instead have the exercise of the warrant satisfied in shares. In addition, the Company has entered into a registration rights agreement with the warrant holders requiring the Company to provide certain registration rights regarding the resale of shares of common stock underlying the warrant.

        The issuance of the warrants was exempt from registration under the Securities Act of 1933, as amended ("Securities Act"), pursuant to Section 4(2) of the Securities Act. Each investor represented that it was an accredited investor, as defined in Rule 501 of Regulation D, and that it was acquiring the securities for its own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act.

  Stock Offering:

        On October 27, 2009, the Company completed an offering of 12,000,000 newly issued shares of its common stock, as well as an additional 1,800,000 newly issued shares of common stock in connection with the underwriters' exercise of its over-allotment option. The net proceeds of the offering, after giving effect to the issuance and sale of all 13,800,000 shares of common stock at an initial price to the public of $29.00 per share, were approximately $383,450 after deducting underwriting discounts, commissions and other transaction costs. The Company used the net proceeds of the offering to pay down its line of credit.

        On April 20, 2010, the Company completed an offering of 30,000,000 newly issued shares of its common stock and on April 23, 2010 issued an additional 1,000,000 newly issued shares of common stock in connection with the underwriters' exercise of its over-allotment option. The net proceeds of the offering, after giving effect to the issuance and sale of all 31,000,000 shares of common stock at an initial price to the public of $41.00 per share, were approximately $1,220,829 after deducting underwriting discounts, commissions and other transaction costs. The Company used a portion of the net proceeds of the offering to pay down its line of credit in full and reduce certain property indebtedness. The Company plans to use the remaining cash for debt repayments and/or general corporate purposes.

16. Discontinued Operations:

  Mervyn's:

        In July 2008, Mervyn's filed for bankruptcy protection and announced in October 2008 its plans to liquidate all merchandise, auction its store leases and wind down its business. The Company had 45 former Mervyn's stores in its portfolio. The Company owned the ground leasehold and/or fee simple interest in 44 of those stores and the remaining store was owned by a third party but is located at one of the Centers.

        In September 2008, the Company recorded a write-down of $5,214 due to the anticipated rejection of six of the Company's leases by Mervyn's. In addition, the Company terminated its former plan to sell

THE MACERICH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share amounts)

16. Discontinued Operations: (Continued)

the 29 Mervyn's stores located at shopping centers not owned or managed by the Company. The Company's decision was based on then current conditions in the credit market and the assumption that a better return could be obtained by holding and operating the assets. As a result of the change in plans to sell, the Company recorded a loss of $5,347 on the write-down of assets in order to adjust the carrying value of these assets for depreciation expense that otherwise would have been recognized had these assets been continuously classified as held and used.

        In December 2008, Kohl's and Forever 21 assumed a total of 23 of the Mervyn's leases and the remaining 22 leases were rejected by Mervyn's under the bankruptcy laws. As a result, the Company wrote-off the unamortized intangible assets and liabilities related to the rejected and unassumed leases in December 2008. The Company wrote-off $27,655 of unamortized intangible assets related to lease in place values, leasing commissions and legal costs to depreciation and amortization. Unamortized intangible assets of $14,881 relating to above-market leases and unamortized intangible liabilities of $24,523 relating to below-market leases were written-off to minimum rents.

        On December 19, 2008, the Company sold a fee and/or ground leasehold interest in three former Mervyn's stores to its joint venture, Pacific Premier Retail Trust, for $43,405, resulting in a gain on sale of assets of $1,511. The proceeds were used to pay down the Company's line of credit.

        In June 2009, the Company recorded an impairment charge of $25,958, as it relates to the fee and/or ground leasehold interests in five former Mervyn's stores due to the anticipated loss on the sale of these properties in July 2009. The Company subsequently sold the properties in July 2009 for $52,689, resulting in an additional $456 loss related to transaction costs. The Company used the proceeds from the sales to pay down the Company's term loan and for general corporate purposes.

        On September 29, 2009, the Company sold a leasehold interest in a former Mervyn's store for $4,510, resulting in a gain on sale of $4,087. The Company used the proceeds from the sale to pay down the Company's line of credit and for general corporate purposes.

        During the six months ended June 30, 2011, the Company completed the disposition of six former Mervyns' stores. Accordingly, the Company has reclassified the results of operations and loss on sale of these dispositions to discontinued operations for the years ended December 31, 2010, 2009 and 2008.

  Rochester Redemption:

        On January 1, 2008, a subsidiary of the Operating Partnership, at the election of the holders, redeemed the 3,426,609 participating convertible preferred units ("PCPUs"). As a result of the redemption, the Company received the 16.32% noncontrolling interests in the portion of the Wilmorite portfolio acquired on April 25, 2005 that included Danbury Fair Mall, Freehold Raceway Mall, Great Northern Mall, Rotterdam Square, Shoppingtown Mall, Towne Mall, Tysons Corner Center and Wilton Mall, collectively referred to as the "Non-Rochester Properties," for total consideration of $224,393, in exchange for the Company's ownership interest in the portion of the Wilmorite portfolio that consisted of Eastview Commons, Eastview Mall, Greece Ridge Center, Marketplace Mall and Pittsford Plaza, collectively referred to as the "Rochester Properties," including approximately $18,000 in cash held at those properties. Included in the redemption consideration was the assumption of the remaining 16.32% interest in the indebtedness of the Non-Rochester Properties, which had an estimated fair value of $105,962. In addition, the Company also received additional consideration of $11,763, in the form of

THE MACERICH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share amounts)

16. Discontinued Operations: (Continued)

a note, for certain working capital adjustments, extraordinary capital expenditures, leasing commissions, tenant allowances, and decreases in indebtedness during the Company's period of ownership of the Rochester Properties. The Company recognized a gain of $99,082 on the exchange based on the difference between the fair value of the additional interest acquired in the Non-Rochester Properties and the carrying value of the Rochester Properties, net of minority interest. This exchange is referred to herein as the "Rochester Redemption."

        The Company determined the fair value of the debt using a present value model based upon the terms of equivalent debt and upon credit spreads made available to the Company. The following table represents the debt measured at fair value on January 1, 2008:

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at January 1, 2008
Liabilities
Debt on Non-Rochester Properties	$—	$71,032	$34,930	$105,962

        The source of the Level 2 inputs involved the use of the nominal weekly average of the U.S. treasury rates. The source of Level 3 inputs was based on comparable credits spreads on the estimated value of the property that serves as the underlying collateral of the debt.

        As a result of the Rochester Redemption, the Company recorded a credit to additional paid-in capital of $202,728 due to the reversal of adjustments to noncontrolling interests for the redemption value on the Rochester Properties over the Company's historical cost. In addition, the Company recorded a step-up in the basis of approximately $218,812 in the remaining portion of the Non-Rochester Properties.

  Other Dispositions:

        In June 2009, the Company recorded an impairment charge of $1,037 related to the anticipated loss on the sale of Village Center, a 170,801 square foot urban village property, in July 2009. The Company subsequently sold the property on July 14, 2009 for $11,912 in total proceeds, resulting in a gain of $144 related to a change in estimate in transaction costs. The Company used the proceeds from the sale to pay down the term loan and for general corporate purposes.

        During the fourth quarter 2009, the Company sold five non-core community centers for $71,275, resulting in an aggregate loss on sale of $16,933. The Company used the proceeds from the sale to pay down the Company's line of credit and for general corporate purposes.

        The Company has classified the results of operations and gain or loss on sale for all of the above dispositions as discontinued operations for the years ended December 31, 2010, 2009 and 2008.

THE MACERICH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share amounts)

16. Discontinued Operations: (Continued)

        The following table summarizes the revenues and income for the years ended December 31:

	2010	2009	2008
Revenues:
Scottsdale/101	$—	$—	$10
Holiday Village	—	—	338
Great Falls Marketplace	—	—	(21)
Mervyn's(1)	3,494	5,218	16,488
Village Center	(7)	946	1,989
Village Plaza	5	1,806	2,048
Village Crossroads	9	2,135	2,565
Village Square I	—	552	687
Village Square II	2	1,290	1,927
Village Fair North	(9)	3,263	3,619

	$3,494	$15,210	$29,650

(Loss) income from discontinued operations:
Scottsdale/101	$(11)	$(5)	$(3)
Holiday Village	—	(9)	338
Greeley Mall	—	(4)	—
Great Falls Marketplace	—	—	(33)
Northwest Arkansas Mall	—	1	—
Mervyn's(1)	(271)	(1,966)	(2,943)
Village Center	(21)	429	557
Village Plaza	(54)	790	1,277
Village Crossroads	(14)	1,086	1,395
Village Square I	(17)	193	324
Village Square II	(39)	482	813
Village Fair North	(12)	1,549	1,626

	$(439)	$2,546	$3,351

(1)
Revenues and (loss) income from discontinued operations includes the results from the disposition of six former Mervyn's stores completed during the six months ended June 30, 2011.

THE MACERICH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share amounts)

17. Future Rental Revenues:

        Under existing non-cancelable operating lease agreements, tenants are committed to pay the following minimum rental payments to the Company:

Year Ending December 31,
2011	$389,882
2012	329,417
2013	292,017
2014	262,240
2015	233,326
Thereafter	866,911

$2,373,793

18. Commitments and Contingencies:

        The Company has certain properties subject to non-cancelable operating ground leases. The leases expire at various times through 2107, subject in some cases to options to extend the terms of the lease. Certain leases provide for contingent rent payments based on a percentage of base rental income, as defined in the lease. Ground rent expenses were $6,494, $7,818 and $8,999 for the years ended December 31, 2010, 2009 and 2008, respectively. No contingent rent was incurred for the years ended December 31, 2010, 2009 or 2008.

        Minimum future rental payments required under the leases are as follows:

Year Ending December 31,
2011	$13,723
2012	13,839
2013	14,402
2014	13,211
2015	12,052
Thereafter	757,709

$824,936

        As of December 31, 2010 and 2009, the Company was contingently liable for $26,771 and $26,440, respectively, in letters of credit guaranteeing performance by the Company of certain obligations relating to the Centers. The Company does not believe that these letters of credit will result in a liability to the Company. In addition, the Company has a $11,366 letter of credit at December 31, 2010 that serves as collateral to a liability assumed in the acquisition of Shoppingtown Mall.

        The Company has entered into a number of construction agreements related to its redevelopment and development activities. Obligations under these agreements are contingent upon the completion of the services within the guidelines specified in the agreement. At December 31, 2010, the Company had $12,141 in outstanding obligations, which it believes will be settled in 2011.

THE MACERICH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share amounts)

19. Related-Party Transactions:

        Certain unconsolidated joint ventures have engaged the Management Companies to manage the operations of the Centers. Under these arrangements, the Management Companies are reimbursed for compensation paid to on-site employees, leasing agents and project managers at the Centers, as well as insurance costs and other administrative expenses. The following are fees charged to unconsolidated joint ventures for the years ended December 31:

	2010	2009	2008
Management Fees	$26,781	$24,323	$22,113
Development and Leasing Fees	11,488	9,228	10,809

	$38,269	$33,551	$32,922

        Certain mortgage notes on the properties are held by NML (See Note 10—Mortgage Notes Payable). Interest expense in connection with these notes was $14,254, $19,413 and $14,970 for the years ended December 31, 2010, 2009 and 2008, respectively. Included in accounts payable and accrued expenses is interest payable to these partners of $1,439 and $954 at December 31, 2010 and 2009, respectively.

        As of December 31, 2010 and 2009, the Company had loans to unconsolidated joint ventures of $3,095 and $2,316, respectively. Interest income associated with these notes was $184, $46 and $45 for the years ended December 31, 2010, 2009 and 2008, respectively. These loans represent initial funds advanced to development stage projects prior to construction loan funding. Correspondingly, loan payables in the same amount have been accrued as an obligation by the various joint ventures.

        Due from affiliates of $6,599 and $6,034 at December 31, 2010 and 2009, respectively, represents unreimbursed costs and fees due from unconsolidated joint ventures under management agreements.

20. Share and Unit-Based Plans:

        The Company has established share and unit-based compensation plans for the purpose of attracting and retaining executive officers, directors and key employees.

  2003 Equity Incentive Plan:

        The 2003 Equity Incentive Plan ("2003 Plan") authorizes the grant of stock awards, stock options, stock appreciation rights, stock units, stock bonuses, performance based awards, dividend equivalent rights and operating partnership units or other convertible or exchangeable units. As of December 31, 2010, stock awards, stock units, LTIP Units (as defined below), stock appreciation rights ("SARs") and stock options have been granted under the 2003 Plan. All stock options or other rights to acquire common stock granted under the 2003 Plan have a term of 10 years or less. These awards were generally granted based on certain performance criteria for the Company and the employees. None of the awards have performance requirements other than a service condition of continued employment unless otherwise provided. All awards are subject to restrictions determined by the Company's compensation committee. The aggregate number of shares of common stock that may be issued under the 2003 Plan is 13,825,428 shares. As of December 31, 2010, there were 8,931,222 shares available for issuance under the 2003 Plan.

THE MACERICH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share amounts)

20. Share and Unit-Based Plans: (Continued)

  Stock Awards:

        The value of the stock awards was determined by the market price of the common stock on the date of the grant. The following table summarizes the activity of non-vested stock awards during the years ended December 31, 2010, 2009 and 2008:

	2010		2009		2008
	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Balance at beginning of year	126,137	$69.53	275,181	$74.68	336,072	$77.21
Granted	11,664	38.58	6,500	8.21	127,272	61.17
Vested	(74,143)	78.48	(155,077)	76.09	(182,510)	70.06
Forfeited	(307)	61.17	(467)	70.19	(5,653)	70.04

Balance at end of year	63,351	$53.69	126,137	$69.53	275,181	$74.68

  Stock Units:

        The stock units represent the right to receive upon vesting one share of the Company's common stock for one stock unit. The value of the outstanding stock units was determined by the market price of the Company's common stock on the date of the grant. The following table summarizes the activity of non-vested stock units during the years ended December 31, 2010 and 2009:

	2010		2009
	Units	Weighted Average Grant Date Fair Value	Units	Weighted Average Grant Date Fair Value
Balance at beginning of year	1,567,597	$7.17	—	$—
Granted	—	—	1,600,002	7.17
Vested	(529,048)	7.17	(32,405)	7.17
Forfeited	—	—	—	—

Balance at end of year	1,038,549	$7.17	1,567,597	$7.17

  SARs:

        The SARs vest on March 15, 2011. Once the SARs have vested, the executive will have up to 10 years from the grant date to exercise the SARs. Upon exercise, the executives will receive unrestricted common shares for the appreciation in value of the SARs from the grant date to the exercise date. The Company measured the grant date value of each SAR to be $7.68 using the Black-Scholes Option Pricing Model based upon the following assumptions: volatility of 22.52%, dividend yield of 5.23%, risk free rate of 3.15%, current value of $61.17 and an expected term of 8 years. The assumptions for volatility and dividend yield were based on the Company's historical experience as a

THE MACERICH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share amounts)

20. Share and Unit-Based Plans: (Continued)

publicly traded company, the current value was based on the closing price on the date of grant and the risk free rate was based upon the interest rate of the 10-year treasury bond on the date of grant.

        The following table summarizes the activity of non-vested SARs awards during the years ended December 31, 2010, 2009 and 2008:

	2010		2009		2008
	SARs	Weighted Average Grant Date Fair Value	SARs	Weighted Average Grant Date Fair Value	SARs	Weighted Average Grant Date Fair Value
Balance at beginning of year	1,135,397	$7.51	1,228,384	$7.68	—	$—
Granted	—	—	29,000	1.17	1,257,134	7.68
Vested	—	—	(91,050)	7.68	—	—
Forfeited	(76,275)	7.68	(30,937)	7.68	(28,750)	7.68

Balance at end of year	1,059,122	$7.51	1,135,397	$7.51	1,228,384	$7.68

  Long-Term Incentive Plan Units:

        Under the Long-Term Incentive Plan ("LTIP"), each award recipient is issued a form of operating partnership units ("LTIP Units") in the Operating Partnership. Upon the occurrence of specified events and subject to the satisfaction of applicable vesting conditions, LTIP Units are ultimately redeemable for common stock, or cash at the Company's option, on a one-unit for one-share basis. LTIP Units receive cash dividends based on the dividend amount paid on the common stock. The LTIP provides for both market-indexed awards and service-based awards.

        The market-indexed LTIP Units vest based on the percentile ranking of the Company in terms of total return to stockholders (the "Total Return") per common stock share relative to the Total Return of a group of peer REITs, as measured in accordance with the award agreement. The service-based LTIP Units vest straight-line over the service period. The compensation cost is recognized under the graded attribution method for market-indexed LTIP awards and the straight-line method for the serviced based LTIP awards.

        The fair value of the market-based LTIP Units is estimated on the date of grant using a Monte Carlo Simulation model. The stock price of the Company, along with the stock prices of the group of peer REITs (for market-indexed awards), is assumed to follow the Multivariate Geometric Brownian Motion Process. Multivariate Geometric Brownian Motion is a common assumption when modeling in financial markets, as it allows the modeled quantity (in this case, the stock price) to vary randomly from its current value and take any value greater than zero. The volatilities of the returns on the share price of the Company and the peer group REITs were estimated based on a look-back period. The expected growth rate of the stock prices over the "derived service period" is determined with consideration of the risk free rate as of the grant date.

THE MACERICH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share amounts)

20. Share and Unit-Based Plans: (Continued)

        The following table summarizes the activity of non-vested LTIP Units during the years ended December 31, 2010, 2009 and 2008:

	2010		2009		2008
	Units	Weighted Average Grant Date Fair Value	Units	Weighted Average Grant Date Fair Value	Units	Weighted Average Grant Date Fair Value
Balance at beginning of year	252,940	$55.50	299,350	$57.02	187,387	$55.90
Granted	232,632	48.89	—	—	118,780	61.17
Vested	(213,346)	54.45	(46,410)	65.29	(6,817)	89.21
Forfeited	—	—	—	—	—	—

Balance at end of year	272,226	$50.68	252,940	$55.50	299,350	$57.02

  Stock Options:

        The following table summarizes the activity of stock options for the years ended December 31, 2010, 2009 and 2008:

	2010		2009		2008
	Options	Weighted Average Grant Date Fair Value	Options	Weighted Average Grant Date Fair Value	Options	Weighted Average Grant Date Fair Value
Balance at beginning of year	102,500	$81.10	102,500	$81.10	102,500	$81.10
Granted	—	—	—	—		—
Exercised	—	—	—	—	—	—
Forfeited	—	—	—	—	—	—

Balance at end of year	102,500	$81.10	102,500	$81.10	102,500	$81.10

        At December 31, 2010, all the stock options were fully vested. The weighted average remaining contractual life for the stock options outstanding was six and a half years.

  Directors' Phantom Stock Plan:

        The Directors' Phantom Stock Plan offers non-employee members of the board of directors ("Directors") the opportunity to defer their cash compensation and to receive that compensation in common stock rather than in cash after termination of service or a predetermined period. Compensation generally includes the annual retainers payable by the Company to the Directors. Deferred amounts are generally credited as units of phantom stock at the beginning of each three-year deferral period by dividing the present value of the deferred compensation by the average fair market value of the Company's common stock at the date of award. Compensation expense related to the phantom stock award was determined by the amortization of the value of the stock units on a straight-line basis over the applicable three-year service period. The stock units (including dividend equivalents) vest as the Directors' services (to which the fees relate) are rendered. Vested phantom

THE MACERICH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share amounts)

20. Share and Unit-Based Plans: (Continued)

stock units are ultimately paid out in common stock on a one-unit for one-share basis. To the extent elected by a director, stock units receive dividend equivalents in the form of additional stock units based on the dividend amount paid on the common stock. The aggregate number of phantom stock units that may be granted under the Directors' Phantom Stock Plan is 500,000. As of December 31, 2010, there were 276,390 units available for grant under the Directors' Phantom Stock Plan. As of December 31, 2010, there was no unrecognized cost related to non-vested phantom stock units.

        The following table summarizes the activity of the non-vested phantom stock units for the years ended December 31, 2010, 2009 and 2008:

	2010		2009		2008
	Units	Weighted Average Grant Date Fair Value	Units	Weighted Average Grant Date Fair Value	Units	Weighted Average Grant Date Fair Value
Balance at beginning of year	—	$—	3,209	$83.88	6,419	$83.86
Granted	54,602	35.33	25,036	14.99	11,234	34.17
Vested	(24,819)	36.72	(28,245)	22.82	(14,444)	45.21
Forfeited	—	—	—	—	—	—

Balance at end of year	29,783	$34.18	—	$—	3,209	$83.88

  Employee Stock Purchase Plan ("ESPP"):

        The ESPP authorizes eligible employees to purchase the Company's common stock through voluntary payroll deduction made during periodic offering periods. Under the ESPP plan, common stock is purchased at a 10% discount from the lesser of the fair value of common stock at the beginning and ending of the offering period. A maximum of 750,000 shares of common stock is available for purchase under the ESPP. The number of shares available for future purchase under the plan at December 31, 2010 was 625,094.

  Other Share-Based Plans:

        Prior to the adoption of the 2003 Plan, the Company had several other share-based plans. Under these plans, 20,000 stock options were outstanding as of December 31, 2010. No additional shares may be issued under these plans. All stock options outstanding under these plans were fully vested as of December 31, 2005. As of December 31, 2010, all of the outstanding shares are exercisable at a weighted average price of $28.68. The weighted average remaining contractual life for options outstanding and exercisable was one and a half years.

THE MACERICH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share amounts)

20. Share and Unit-Based Plans: (Continued)

  Compensation:

        The following summarizes the compensation cost under the share and unit-based plans:

	2010	2009	2008
LTIP units	$12,780	$3,800	$6,443
Stock awards	3,086	6,964	11,577
Stock units	8,048	3,291	—
Stock options	402	596	596
SARs	2,318	2,669	2,605
Phantom stock units	911	643	653

	$27,545	$17,963	$21,874

        On February 25, 2009, the Company reduced its workforce by 142 employees out of a total of approximately 2,845 regular and temporary employees. This reduction in workforce was a result of the Company's review and realignment of its strategic priorities, including its expectation of reduced development and redevelopment activity in the near future. As part of the plan, the Company accelerated the vesting of the share and unit-based awards of certain terminated employees. As a result of the modification of the awards, the Company recorded a reduction in compensation cost of $487.

        On March 26, 2010, as part of a separation agreement with a former executive, the Company modified the terms of the awards of 83,794 stock units and 5,109 LTIP Units granted under the LTIP. In addition, on September 14, 2010, as part of a separation agreement with another former executive, the Company modified the terms of the awards of 37,242 stock units, 2,385 stock awards and 40,000 SARs then outstanding. As a result of these modifications, the Company recognized an additional $5,281 of compensation cost during the year ended December 31, 2010.

        The Company capitalized share and unit-based compensation costs of $12,713, $9,868 and $10,224 for the years ended December 31, 2010, 2009 and 2008, respectively.

        The fair value of the stock awards and stock units that vested during the years ended December 31, 2010, 2009 and 2008 was $23,469, $2,217 and $12,787, respectively. Unrecognized compensation cost of share and unit-based plans at December 31, 2010 consisted of $1,483 from LTIP awards, $805 from stock awards, $3,929 from stock units and $526 from SARs.

21. Employee Benefit Plans:

  Profit Sharing Plan:

        The Company has a retirement profit sharing plan that covers substantially all of its eligible employees. The plan is qualified in accordance with section 401(a) of the Internal Revenue Code. Effective January 1, 1995, this plan was modified to include a 401(k) plan whereby employees can elect to defer compensation subject to Internal Revenue Service withholding rules. This plan was further amended effective February 1, 1999 to add The Macerich Company Common Stock Fund as a new investment alternative under the plan. A total of 150,000 shares of common stock were reserved for issuance under the plan. Contributions by the Company to the plan were made at the discretion of the

THE MACERICH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share amounts)

21. Employee Benefit Plans: (Continued)

Board of Directors and were based upon a specified percentage of employee compensation. On January 1, 2004, the plan adopted the "Safe Harbor" provision under Sections 401(k)(12) and 401(m)(11) of the Internal Revenue Code. In accordance with these newly adopted provisions, the Company began matching contributions equal to 100 percent of the first three percent of compensation deferred by a participant and 50 percent of the next two percent of compensation deferred by a participant. During the years ended December 31, 2010, 2009 and 2008, these matching contributions made by the Company were $3,502, $3,189 and $2,785, respectively. Contributions are recognized as compensation in the period they are made.

  Deferred Compensation Plans:

        The Company has established deferred compensation plans under which key executives of the Company may elect to defer receiving a portion of their cash compensation otherwise payable in one calendar year until a later year. The Company may, as determined by the Board of Directors in its sole discretion prior to the beginning of the plan year, credit a participant's account with a matching amount equal to a percentage of the participant's deferral. The Company contributed $586, $698 and $898 to the plans during the years ended December 31, 2010, 2009 and 2008, respectively. Contributions are recognized as compensation in the periods they are made.

22. Income Taxes:

        For income tax purposes, distributions paid to common stockholders consist of ordinary income, capital gains, unrecaptured Section 1250 gain and return of capital or a combination thereof. The following table details the components of the distributions, on a per share basis, for the years ended December 31:

	2010		2009		2008
Ordinary income	$0.57	27.1%	$0.09	3.3%	$3.19	99.7%
Capital gains	0.04	1.9%	1.12	43.2%	0.01	0.3%
Unrecaptured Section 1250 gain	—	0.0%	0.93	35.8%	—	0.0%
Return of capital	1.49	71.0%	0.46	17.7%	—	0.0%

Dividends paid	$2.10	100.0%	$2.60	100.0%	$3.20	100.0%

        The Company has made Taxable REIT Subsidiary elections for all of its corporate subsidiaries other than its Qualified REIT Subsidiaries. The elections, effective for the year beginning January 1, 2001 and future years were made pursuant to Section 856(l) of the Internal Revenue Code. The income tax benefit (provision) of the TRSs for the years ended December 31, 2010, 2009 and 2008 is as follows:

	2010	2009	2008
Current	$(11)	$(264)	$—
Deferred	9,213	5,025	(1,126)

Income tax benefit (provision)	$9,202	$4,761	$(1,126)

THE MACERICH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share amounts)

22. Income Taxes: (Continued)

        Income tax benefit (provision) of the TRSs for the years ended December 31, 2010, 2009 and 2008 are reconciled to the amount computed by applying the Federal Corporate tax rate as follows:

	2010	2009	2008
Book (loss) income for TRSs	($19,896)	($15,371)	$879

Tax at statutory rate on earnings from continuing operations before income taxes	$6,765	$5,226	$(299)
Other	2,437	(465)	(827)

Income tax benefit (provision)	$9,202	$4,761	$(1,126)

        The net operating loss carryforwards are currently scheduled to expire through 2030, beginning in 2021. Net deferred tax assets of $19,525 and $11,866 were included in deferred charges and other assets, net at December 31, 2010 and 2009, respectively. The tax effects of temporary differences and carryforwards of the TRSs included in the net deferred tax assets at December 31, 2010 and 2009 are summarized as follows:

	2010	2009
Net operating loss carryforwards	$20,292	$10,380
Property, primarily differences in depreciation and amortization, the tax basis of land assets and treatment of certain other costs	(3,097)	(646)
Other	2,330	2,132

Net deferred tax assets	$19,525	$11,866

        The following is a reconciliation of the unrecognized tax benefits for the years ended December 31, 2010, 2009 and 2008:

	2010	2009	2008
Unrecognized tax benefits at beginning of year	$2,420	$2,201	$1,906
Gross increases for tax positions of current year	—	651	647
Gross decreases for tax positions of current year	(2,420)	(432)	(352)

Unrecognized tax benefits at end of year	$—	$2,420	$2,201

        The tax years 2007 through 2009 remain open to examination by the taxing jurisdictions to which the Company is subject. The Company does not expect that the total amount of unrecognized tax benefit will materially change within the next 12 months.

THE MACERICH COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share amounts)

23. Quarterly Financial Data (Unaudited):

        The following is a summary of quarterly results of operations for the years ended December 31, 2010 and 2009:

	2010 Quarter Ended				2009 Quarter Ended
	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
Revenues(1)	$202,913	$189,470	$181,226	$181,456	$199,377	$197,260	$201,586	$205,201
Net income (loss) available to common stockholders	$23,558	$8,429	$(440)	$(6,357)	$(14,376)	$142,838	$(21,736)	$14,016
Net income (loss) available to common stockholders per share-basic	$0.18	$0.06	$(0.01)	$(0.08)	$(0.17)	$1.75	$(0.29)	$0.18
Net income (loss) available to common stockholders per share-diluted	$0.18	$0.06	$(0.01)	$(0.08)	$(0.18)	$1.75	$(0.29)	$0.18

(1)
Revenues as reported on the Company's Quarterly Reports on Form 10-Q have been reclassified to reflect adjustments for discontinued operations through June 30, 2011.

24. Subsequent Events:

        On January 28, 2011, the Company in a 50/50 joint venture, agreed to acquire the Shops at Atlas, a 400,000 square foot community center in Queens, New York, for a total purchase price of $53,750. The Company's share of the purchase price consisting of $26,875 is expected to be funded from cash on hand.

        On February 1, 2011, the Company paid off in full the mortgage note payable on Chesterfield Towne Center.

        On February 3, 2011, the Company announced a dividend/distribution of $0.50 per share for common stockholders and OP Unit holders of record on February 22, 2011. All dividends/distributions will be paid 100% in cash on March 8, 2011.

        On February 24, 2011, the Company increased its ownership interest in Kierland Commons, a 434,690 square foot community center in Scottsdale, Arizona, from 24.5% to 50%. The purchase price for this transaction was $34,162 in cash and the assumption of $18,613 of existing debt.

THE MACERICH COMPANY

Schedule III—Real Estate and Accumulated Depreciation

December 31, 2010

(Dollars in thousands)

	Initial Cost to Company				Gross Amount at Which Carried at Close of Period
Shopping Centers/Entities	Land	Building and Improvements	Equipment and Furnishings	Cost Capitalized Subsequent to Acquisition	Land	Building and Improvements	Equipment and Furnishings	Construction in Progress	Total	Accumulated Depreciation	Total Cost Net of Accumulated Depreciation
Black Canyon Auto Park	$20,600	$—	$—	$553	$19,555	$—	$—	$1,598	$21,153	$—	$21,153
Black Canyon Retail	—	—	—	514	—	—	—	514	514	—	514
Borgata	3,667	28,080	—	7,592	3,667	35,455	194	23	39,339	9,765	29,574
Cactus Power Center	15,374	—		16,372	—	—	—	31,746	31,746	—	31,746
Capitola Mall	11,312	46,689	—	8,089	11,309	54,122	556	103	66,090	22,063	44,027
Carmel Plaza	9,080	36,354	—	15,823	9,080	51,983	194	—	61,257	16,979	44,278
Chandler Fashion Center	24,188	223,143	—	7,652	24,188	229,593	1,202	—	254,983	56,775	198,208
Chesterfield Towne Center	18,517	72,936	2	37,226	18,517	107,800	2,223	141	128,681	51,494	77,187
Coolidge Holding	—	—	—	69	—	—	—	69	69	—	69
Danbury Fair Mall	130,367	316,951	—	72,286	136,200	363,184	4,091	16,129	519,604	53,683	465,921
Deptford Mall	48,370	194,250	—	24,540	61,029	205,123	933	75	267,160	24,451	242,709
Estrella Falls	10,550	—	—	65,071	—	—	—	75,621	75,621	—	75,621
Fiesta Mall	19,445	99,116	—	56,325	36,601	138,116	169	—	174,886	21,185	153,701
Flagstaff Mall	5,480	31,773	—	13,657	5,480	45,186	137	107	50,910	9,515	41,395
Freehold Raceway Mall	164,986	362,841	—	98,407	178,875	442,556	2,219	2,584	626,234	72,072	554,162
Fresno Fashion Fair	17,966	72,194	—	40,619	17,966	111,345	1,462	6	130,779	39,476	91,303
Great Northern Mall	12,187	62,657	—	7,390	12,635	68,482	406	711	82,234	13,856	68,378
Green Tree Mall	4,947	14,925	332	34,793	4,947	49,444	606	—	54,997	35,703	19,294
Hilton Village	—	19,067	—	1,237	—	20,183	121	—	20,304	3,179	17,125
La Cumbre Plaza	18,122	21,492	—	21,056	17,280	43,054	260	76	60,670	11,159	49,511
Macerich Cerritos Adjacent, LLC	—	6,448	—	(5,692)	—	756	—	—	756	193	563
Macerich Management Co.	—	2,237	26,562	56,485	1,922	5,457	70,426	7,479	85,284	45,387	39,897
MACWH, LP	—	25,771	—	4,930	458	27,770	1,013	1,460	30,701	4,938	25,763
Mervyn's (former locations)	19,876	118,089	—	98,769	54,067	174,115	229	8,323	236,734	19,896	216,838

See accompanying reports of independent registered public accounting firms

THE MACERICH COMPANY

Schedule III—Real Estate and Accumulated Depreciation (Continued)

December 31, 2010

(Dollars in thousands)

	Initial Cost to Company				Gross Amount at Which Carried at Close of Period
Shopping Centers/Entities	Land	Building and Improvements	Equipment and Furnishings	Cost Capitalized Subsequent to Acquisition	Land	Building and Improvements	Equipment and Furnishings	Construction in Progress	Total	Accumulated Depreciation	Total Cost Net of Accumulated Depreciation
Northgate Mall	8,400	34,865	841	96,097	13,414	123,683	2,971	135	140,203	38,661	101,542
Northridge Mall	20,100	101,170	—	11,332	20,100	111,759	718	25	132,602	25,671	106,931
Oaks, The	32,300	117,156	—	228,879	56,064	319,955	1,894	422	378,335	49,615	328,720
One Scottsdale	—	—	—	86	—	—	—	86	86	—	86
Pacific View	8,697	8,696	—	116,774	7,854	121,720	1,776	2,817	134,167	35,582	98,585
Palisene	—	2,759	—	27,547	—	—	—	30,306	30,306	—	30,306
Panorama Mall	4,373	17,491	—	4,955	4,857	21,335	235	392	26,819	5,459	21,360
Paradise Valley Mall	24,565	125,996	—	40,795	35,921	153,407	1,996	32	191,356	34,244	157,112
Paradise Village Ground Leases	8,880	2,489	—	(4,945)	5,054	1,370	—	—	6,424	193	6,231
Prasada	6,365			22,009	6,615	—	—	21,759	28,374	—	28,374
Prescott Gateway	5,733	49,778	—	8,894	5,733	58,446	226	—	64,405	16,396	48,009
Prescott Peripheral	—	—	—	5,586	1,345	4,241	—	—	5,586	877	4,709
Promenade at Casa Grande	15,089	—	—	99,892	11,360	103,574	47	—	114,981	13,707	101,274
PVOP II	1,150	1,790	—	3,539	2,300	3,884	295	—	6,479	1,812	4,667
Rimrock Mall	8,737	35,652	—	11,049	8,737	46,170	445	86	55,438	18,172	37,266
Rotterdam Square	7,018	32,736	—	2,270	7,285	34,400	339	—	42,024	7,604	34,420
Salisbury, The Centre at	15,290	63,474	31	23,772	15,284	86,194	810	279	102,567	32,224	70,343
Santa Monica Place	26,400	105,600	—	263,116	41,365	308,518	5,702	39,531	395,116	5,766	389,350
SanTan Village Regional Center	7,827	—	—	189,052	6,344	189,857	678	—	196,879	30,626	166,253
SanTan Adjacent Land	29,414	—	—	4,048	29,506	—	—	3,956	33,462	—	33,462
Shoppingtown Mall	11,927	61,824	—	13,923	12,371	71,525	190	3,588	87,674	13,691	73,983
Somersville Town Center	4,096	20,317	1,425	13,588	4,099	34,825	486	16	39,426	20,144	19,282
South Plains Mall	23,100	92,728	—	25,448	23,100	115,207	939	2,030	141,276	36,334	104,942
South Towne Center	19,600	78,954	—	25,113	20,360	102,231	975	101	123,667	36,767	86,900
Superstition Springs Power Center	1,618	4,420	—	73	1,618	4,397	58	38	6,111	1,059	5,052

See accompanying reports of independent registered public accounting firms

THE MACERICH COMPANY

Schedule III—Real Estate and Accumulated Depreciation (Continued)

December 31, 2010

(Dollars in thousands)

	Initial Cost to Company				Gross Amount at Which Carried at Close of Period
Shopping Centers/Entities	Land	Building and Improvements	Equipment and Furnishings	Cost Capitalized Subsequent to Acquisition	Land	Building and Improvements	Equipment and Furnishings	Construction in Progress	Total	Accumulated Depreciation	Total Cost Net of Accumulated Depreciation
The Macerich Partnership, L.P.	—	2,534	—	14,289	728	5,050	5,845	5,200	16,823	1,507	15,316
The Shops at Tangerine (Marana)	36,158	—	—	(4,090)	16,921	—	—	15,147	32,068	—	32,068
Towne Mall	6,652	31,184	—	1,972	6,890	32,811	107	—	39,808	6,826	32,982
The Market at Estrella Falls	—	—	—	9,713	—	9,713	—	—	9,713	486	9,227
The Marketplace at Flagstaff Mall	—	—	—	52,762	—	52,756	6	—	52,762	6,995	45,767
Tucson La Encantada	12,800	19,699	—	55,119	12,800	74,598	220	—	87,618	24,740	62,878
Twenty Ninth Street	50	37,793	64	204,303	23,599	217,782	829	—	242,210	58,913	183,297
Valley River	24,854	147,715	—	10,845	24,854	157,448	1,106	6	183,414	24,171	159,243
Valley View Center	17,100	68,687	—	48,111	23,764	108,118	1,712	304	133,898	42,582	91,316
Victor Valley, Mall at	15,700	75,230	—	45,241	22,564	111,400	1,207	1,000	136,171	20,935	115,236
Vintage Faire Mall	14,902	60,532	—	47,949	17,647	104,851	874	11	123,383	37,146	86,237
Wadell Center West	12,056	—	—	4,066	—	—	—	16,122	16,122	—	16,122
Westcor / Queen Creek	—	—	—	347	—	—	—	347	347	—	347
Westside Pavilion	34,100	136,819	—	63,660	34,100	193,513	5,205	1,761	234,579	60,884	173,695
Wilton Mall	19,743	67,855	—	7,524	19,810	74,485	198	629	95,122	12,822	82,300

	$1,039,828	$3,360,956	$29,257	$2,478,466	$1,158,139	$5,332,947	$124,530	$292,891	$6,908,507	$1,234,380	$5,674,127

See accompanying reports of independent registered public accounting firms

THE MACERICH COMPANY

Schedule III—Real Estate and Accumulated Depreciation

December 31, 2010

(Dollars in thousands)

        Depreciation of the Company's investment in buildings and improvements reflected in the statements of income are calculated over the estimated useful lives of the asset as follows:

Buildings and improvements	5 - 40 years
Tenant improvements	5 - 7 years
Equipment and furnishings	5 - 7 years

        The changes in total real estate assets for the three years ended December 31, 2010 are as follows:

	2010	2009	2008
Balances, beginning of year	$6,697,259	$7,355,703	$7,078,802
Additions	239,362	241,025	349,272
Dispositions and retirements	(28,114)	(899,469)	(72,371)

Balances, end of year	$6,908,507	$6,697,259	$7,355,703

        The changes in accumulated depreciation for the three years ended December 31, 2010 are as follows:

	2010	2009	2008
Balances, beginning of year	$1,039,320	$984,384	$891,329
Additions	206,913	224,279	193,685
Dispositions and retirements	(11,853)	(169,343)	(100,630)

Balances, end of year	$1,234,380	$1,039,320	$984,384

See accompanying reports of independent registered public accounting firms

QuickLinks

  Exhibit 99.1
  ITEM 6. SELECTED FINANCIAL DATA
  ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
  ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
PART IV
  ITEM 15. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
THE MACERICH COMPANY CONSOLIDATED BALANCE SHEETS (Dollars in thousands, except par value)
THE MACERICH COMPANY CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except per share amounts)
THE MACERICH COMPANY CONSOLIDATED STATEMENTS OF EQUITY AND REDEEMABLE NONCONTROLLING INTERESTS (Dollars in thousands, except per share data)
THE MACERICH COMPANY CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in thousands)
THE MACERICH COMPANY CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued) (Dollars in thousands)
THE MACERICH COMPANY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollars in thousands, except per share amounts)